Execution Version

Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and among

PALOMAR INSURANCE HOLDINGS, INC.,

BCP Surety Group Sole Member, llc

and

the GRAY CASUALTY & SURETY COMPANY

Dated as of OCTOBER 27, 2025

NOTE: STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES. THIS DRAFT IS FOR DISCUSSION PURPOSES ONLY AND REMAINS SUBJECT TO COMPLETION OF BUYER’S DUE DILIGENCE AND SPECIALIST AND ACCOUNTING REVIEW IN ALL RESPECTS.

TABLE OF CONTENTS

-i-

-ii-

SCHEDULES
Schedule 1.1	Tax Liability
Schedule 2.6(b)(v)(E)	Consents, Approvals and Waivers
Schedule 2.6(b)(v)(H)	Termination and Release Agreements
Schedule 3.2	Noncontravention
Schedule 3.3(a)	Company Capitalization
Schedule 3.4(a)	Financial Statements for Company
Schedule 3.4(b)	Statutory Statements for the Company
Schedule 3.6	Certain Developments
Schedule 3.7	Real Property
Schedule 3.8	Tax Matters
Schedule 3.9(a)	Material Contracts
Schedule 3.10	Intellectual Property
Schedule 3.11	Litigation
Schedule 3.13(c)	Labor Matters
Schedule 3.14(a)	Employee Benefit Plans
Schedule 3.14(d)	Acceleration of Benefits
Schedule 3.15	Insurance
Schedule 3.16(b)	Permits
Schedule 3.20	Affiliate Transactions
Schedule 4.2	Seller Ownership of the Interests
Schedule 6.1(c)	Certain Covenant Limitations

EXHIBITS

Exhibit A Form of Support Agreement

Exhibit B Form of Key Employee Offer Letter

Exhibit C Form of Employment-Related Restrictive Covenants

Exhibit D Form of New Mandeville Lease

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Exhibit E Illustrative Book Value Calculation

Exhibit F Form of Escrow Agreement

Exhibit G Company Bring Down Certificate

Exhibit H Assignment

Exhibit I Form of Transition Services Agreement

Exhibit J Buyer Bring Down Certificate

Exhibit K R&W Insurance Policy

Annex I Support Agreement Signatories

-iv-

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made and entered into as of October 27, 2025, by and among (i) Palomar Insurance Holdings, Inc., a Delaware corporation (“Buyer”), (ii) The Gray Casualty & Surety Company, a Louisiana insurance company (the “Company”) and (iii) BCP Surety Group Sole Member, LLC, a Delaware limited liability company (“Seller”). Each of Buyer, the Company and Seller is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

Whereas, Seller owns beneficially and of record all of the issued and outstanding equity interests of the Company (the “Interests”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Interests in exchange for cash and the other good and valuable consideration set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, the Persons set forth on Annex I hereto have entered into and delivered to Buyer a Support Agreement, in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which he, she or it has agreed to, among other things, (i) vote in favor of the Agreement and the other transactions contemplated hereby, (ii) support such Person’s pro rata share of the Seller’s obligation under this Agreement and the Ancillary Agreements, including, but not limited to, the indemnity obligation set forth in Section 6.4 below, and (iii) the releases and restrictive covenants contained therein (it being understood that delivery of the Support Agreement is a material inducement to Buyer entering into this Agreement);

WHEREAS, substantially simultaneously with the execution of this Agreement, the Company and each Key Employee will execute (i) an offer letter with the Company, in substantially the form attached hereto as Exhibit B (the “Key Employee Offer Letters”), and (ii) employment-related restrictive covenants agreements in substantially the form attached hereto as Exhibit C, in each case to be effective upon the Closing and such that each of the Key Employees will remain continuously employed or engaged, as applicable, with the Company from the date of this Agreement through the Closing;

WHEREAS, substantially simultaneously with the execution of this Agreement, the Company shall have entered into a new lease for the property located at 1625 West Causeway Approach, Mandeville, Louisiana, 70471 (the “New Mandeville Lease”) in substantially the form attached hereto as Exhibit D, duly executed by the Company and the landlord thereto; and

Whereas, immediately following the Closing, Buyer shall own beneficially and of record all of the Interests.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Accounts Receivable” means all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the business of the Company.

“Actuary” means PricewaterhouseCoopers, the Company’s appointed actuarial firm as of the date hereof (or its replacement firm).

“Adjustment Escrow Amount” means $4,000,000.

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“AI Solutions” means artificial intelligence, machine learning or similar solutions, systems and technologies, including (a) proprietary algorithms, technologies, Software or systems, in each case that make use of or employ neural networks, natural language processing, statistical learning algorithms, or reinforcement learning, (b) proprietary embodied artificial intelligence and related hardware or technologies; (c) underlying training, validation, and test data-sets, scraped datasets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data sets which identify, comment or otherwise derive information from such data sets, such as tags and labels (collectively, “AI Data Sets”); and (d) models whether trained or untrained, including weights, parameters and structure or architecture (collectively, “AI Models”).

“Ancillary Agreements” means the Escrow Agreement, the Support Agreements, the Key Employee Offer Letters, the New Mandeville Lease, the Transition Services Agreement, and the other documents, instruments, certificates and agreements to be entered into or executed pursuant hereto and thereto.

“Anti-Corruption Laws” means all Laws, rules and regulations relating to bribery or corruption, including (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws.

“Book Value” means, as of the date of determination, an amount equal to the Total Equity of the Company determined in accordance with GAAP consistently applied in accordance with the audited financial statements ended December 31, 2024; provided, however, that the liabilities of the Company in computing Total Equity shall not include Transaction Expenses, Indebtedness or deferred Tax liabilities or deferred Tax assets (but, for the avoidance of doubt, shall include non-income Tax liabilities and non-income Tax assets). Exhibit E sets forth an illustrative calculation of Book Value as of the dates indicated therein, For the purposes of the calculation of Book Value, to the extent a liability is accrued for purposes of Book Value, it shall not be treated as Indebtedness for the purposes of calculating Indebtedness.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Louisiana or State of New York.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Company) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Central Reserve Estimate Amount” means an amount equal to the Actuary’s central estimate with respect to the Net Carried Reserves, as of December 31, 2025, set forth in the “Actuarial Opinion Summary” of the Statement of Actuarial Opinion of the Company prepared by the Actuary, as of December 31, 2025.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” means Personal Data, Confidential Information, and data maintained in the Systems.

“Company Products” means all products and services, including Software, that are currently being sold, leased, licensed, made available, marketed or distributed by or for the Company.

“Company Software” means all Software included in any Company Products and any Software owned or purported to be owned by the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 25, 2025, by and between Palomar Holdings, Inc. and Seller.

“Contract” means any written or oral contract, agreement, lease purchase or sale order, statement of work, instrument, notes, mortgages, license, commitment, undertaking or arrangement, or any other legally enforceable promise, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder to which a Person is a party (including any amendments thereto).

“Control Persons” means Persons who are deemed or may be deemed to “control” Buyer within the meaning of applicable insurance Laws.

“Current Rating”: the rating symbol A- granted by A.M. Best Company, Inc., and being a T-listed certified company by the U.S. Department of Treasury Bureau of the Fiscal Service, in each case with respect to the Company.

“Data Room” means the online virtual data room hosted by Intralinks entitled, “Project Gravity,” as established by the Seller or its representatives in connection with the transactions contemplated hereby.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Enterprise Value” means $300,000,000.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations in effect on the date hereof concerning pollution or protection of the environment or human health and safety (to the extent relating to exposure to Hazardous Materials).

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account established and to be maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, to be entered into as of the Closing Date by and among Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit F, as amended from time to time.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Purchase Price” means an amount equal to (i) Enterprise Value, (ii) plus the amount (if any) by which the Final Book Value is more than the Target Book Value, (iii) minus the amount (if any) by which the Final Book Value is less than the Target Book Value, (iv) minus the Final Indebtedness, (v) minus the Final Transaction Expenses, (vi) minus the Adjustment Escrow Amount.

“Fraud” means, with respect to any Party, knowing and intentional actual common law fraud under the Laws of the State of Delaware committed by such Party in the making of any representation or warranty made by such Party and set forth in Article III, Article IV or Article V of the Agreement. For the avoidance of doubt, “Fraud” does not include, and no claim may be made in relation to this Agreement or the transactions contemplated hereby for: (a) equitable fraud, promissory fraud, unfair dealings fraud, any claim based on negligence or recklessness, any claim based on constructive knowledge, recklessness, or negligent misrepresentation or omission or (b) any other fraud based claim or theory of liability other than knowing and intentional actual fraud. A claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.5 (No Material Adverse Effect), Section 3.12 (Brokerage), Section 4.2 (Ownership), Section 4.5 (Brokerage), Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Brokerage) and Section 5.6 (Investment Intent).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Government Official” means any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Hazardous Materials” means all substances, materials, pollutants, chemicals or wastes that are regulated under Environmental Laws because of their hazardous or dangerous properties or characteristics, including any petroleum products or byproducts, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means all Taxes that are, in whole or in part, based upon, measured by, or calculated with respect to net income or profits and any franchise, minimum tax, capital gains profits or gross receipts Taxes imposed in lieu thereof and any withholding Taxes in respect thereof (but not including any sales, use, real or personal property, transfer or similar Taxes).

“Indebtedness” means, with respect to the Company and without duplication: (i) the aggregate amount of indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind; (ii) all indebtedness including reimbursement obligations evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all obligations of such Persons under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (iv) all indebtedness for borrowed money of any Person for which the Company has guaranteed payment, (v) all capitalized Lease obligations defined under GAAP (excluding any leases that were deemed to be operating leases following the effectiveness of ASC 842 that would not be treated as operating leases had ASC 842 not gone into effect); (vi) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts but excluding, for the avoidance of doubt, any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business) (vii) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (excluding Permitted Liens) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all net payments that such Person would have to make in the event of an early termination, on the date indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (x) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness or guarantee, (xi) any other obligation that in accordance with GAAP or SAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course of Business), (xii) obligations to any Affiliate of the Company, (xiii) any outstanding and unpaid or accrued bonuses of such Person payable to any employee or service providers of the Company (together with the employer portion of any employment or payroll Taxes incurred in connection therewith), (xiv) the Tax Liability Amount, (xv) any incurred but unpaid claims under the Company’s self-insured health and welfare Plans, and (xvi) the aggregate dollar amount of any funded letters of credit; provided, that “Indebtedness” shall not include (A) accounts payable to trade creditors, purchase commitments incurred in the Ordinary Course of Business, accrued expenses and deferred revenues, in each case to the extent included as current Liabilities in the calculation of Book Value, (B) any intercompany Indebtedness between the Company, on the one hand, and one or more of its Subsidiaries, on the other hand and (C) any Liability for loss reserves to the extent included in the calculation of Book Value. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include the amounts necessary and sufficient to retire such Indebtedness with respect to the Company, including principal and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments necessary to retire such Indebtedness with respect to the Company at Closing.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clauses (i) and (ii) of the definition of Indebtedness.

“Initial Purchase Price” means an amount equal to (i) Enterprise Value, (ii) plus the amount (if any) by which the Estimated Book Value is more than the Target Book Value, (iii)

minus the amount (if any) by which the Estimated Book Value is less than the Target Book Value, (iv) minus the Estimated Indebtedness, (v) minus the Estimated Transaction Expenses, (vi) minus the Adjustment Escrow Amount.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance companies in such jurisdiction.

“Intellectual Property” means all rights, title, and interest in any intellectual property and other proprietary rights, in any jurisdiction throughout the world, including (without limitation): (a) issued patents, patent applications (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures, inventions and invention disclosures (whether or not patentable), (b) Trademarks, (c) copyrights and copyrightable works and original works of authorship, (d) Trade Secrets and inventions (whether patentable or unpatentable and whether or not reduced to practice), (e) rights in Software, (f) all rights of publicity, including the right to use the name, voice, likeness, signature and biographies of real persons, together with all goodwill related thereto, and (g) all registrations and applications for any of the foregoing items.

“Intellectual Property Agreements” means all written licenses, sublicenses, consent to use agreements, settlement agreements, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) to which the Company is a party or otherwise bound (a) granting any third party any rights to use Company Intellectual Property, (b) granting the Company any rights to use any Intellectual Property of any third party, or (c) placing any restriction on the Company’s use of any material Company Intellectual Property.

“Intellectual Property Assets” means all Intellectual Property that is owned or purported to be owned by or exclusively licensed to the Company.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Investment Assets” means any cash, cash equivalents, bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives, participation rights or other assets held or acquired for investment or hedging purposes.

“Key Employee” means each of Cullen Piske, Robert Johnson, Michael Pitre and Leigh Anne Henican.

“Knowledge” as used in the phrases “to the Knowledge of the Company” or phrases of similar import means the actual conscious knowledge of Cullen Piske, Robert Johnson, Michael Pitre and Leigh Anne Henican.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and orders of Governmental Entity, including common law. All references to

“Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company uses or occupies any Leased Real Property.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Malicious Code” means any surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Systems, Software, hardware or other business processes or to misuse, gain unauthorized access to, or misappropriate any sensitive data or the Company’s own confidential or proprietary data (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command).

“Material Adverse Effect” means any fact, development, condition, circumstance, event, change, occurrence or effect (an “Effect”) that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the business, operations, assets or Liabilities, condition or operations of the Company, taken as a whole, or (b) the ability of the Seller or the Company to materially perform its respective obligations under this Agreement or the Ancillary Agreements; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (a) Effects that are the result of factors generally affecting any of the industries, sectors or markets in which the Company operates; (b) Effects generally affecting the global, national, regional or local regions in which the Company operates, including economic factors and any changes in markets for or costs of commodities, raw materials or other supplies, products or services; (c) any change in the currency, financial, banking, commodities or securities markets (including any disruption thereof or changes in interest rates or exchange rates or changes in equity prices and corresponding changes in the value of the Investment Assets of the Company); (d) changes in Law or GAAP, SAP or the authoritative interpretation or enforcement thereof following the date hereof; (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, storm, drought, weather condition, power outage or other natural disaster or act of god; (f) any political, regulatory, legislative or social conditions; (g) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (h) any epidemic, pandemic or disease outbreak, or any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (i) any Effect arising out of the announcement (intentional or otherwise) or pendency of the transactions contemplated by this Agreement, but solely as a result of the identity of Buyer; (j) any failure of the Company to achieve any projections for periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (k) any Effects arising from the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; (l) any Effect arising from any action taken (or omitted to be taken) by a Party expressly required or expressly permitted by this Agreement (including Buyer’s compliance with its obligations under Section 6.2); and (m) any consequences arising from any breach of this Agreement or any document contemplated hereby by Buyer; except in the case of clauses (a), (b), (c), (d), (f) and (h) above, solely to the extent such change, event, occurrence, development or circumstance has had or is reasonably expected to have a disproportionate impact on the Company, taken as a whole, as compared to other Persons in the industries in which the Company operates (and then only to the extent of such disproportionate impact).

“Open Source Software” means any Software that is licensed pursuant to any (a) license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) license that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (c) Reciprocal License.

“Order” means any writ, judgment, injunction, order, decree (including any consent decree), stipulation, settlement, determination or award that is issued, promulgated or entered by or with a Governmental Entity, in each case whether temporary, preliminary or final.

“Permit” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, certifications, exemptions, variances and similar rights obtained, or required to be obtained, from any Governmental Entity and all amendments and modifications of any of the foregoing, and all pending initial and renewal applications therefor.

“Permitted Liens” means (i) Liens securing obligations under capital leases, (ii) easements, restrictions, covenants, imperfections of title and other non-monetary encumbrances with respect to any Leased Real Property that do not and will not interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (iii) any exceptions or other matters expressly disclosed in policies of title insurance or surveys with respect to the property, (iv) statutory Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP (or SAP, as applicable), (v) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent, (vi) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (vii) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (viii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (ix) in the case of Leased Real Property, any Liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof that do not adversely affect the Company’s leasehold interest in, or the Company’s use of, such Leased Real Property or otherwise impair the Company’s business operations at or relating to such Leased Real Property, (x) licenses of Intellectual Property in the Ordinary Course of Business and (xi) Lien related to deposits required by any insurance regulator.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Data” means all data that identifies, relates to, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular person, or household; and data that is defined as personal data, personally identifiable information, personal information, or similar term as defined under applicable Privacy Requirements.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion starting after the Closing Date for any Straddle Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Privacy and Data Security Requirements” means all applicable Laws, rules, regulations, or industry standards applicable to the industry in which the business operates relating to the privacy, security, or Processing of Personal Data, data breach notification requirements, the Company’s own website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information, wiretapping, the tracking or monitoring of any online activity, data or web scraping, advertising or marketing, or email, text message, or telephone communications.

“Privacy Requirements” means Privacy and Data Security Requirements, Privacy and Information Security Policies, and Privacy Agreements.

“Proceeding” means any action, claim, suit, litigation, charge, demand, arbitration, inquiry, investigation, audit, notice of violation, proceeding, citation, summons, subpoena or indictment of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (whether civil, criminal or administrative) (A) made by or with respect to any Party or the Company or (B) by or before any Governmental Entity.

“Processing” means the collection, storage, use, access, disclosure, security, transfer, or other processing of Company Data or as otherwise defined by applicable Law.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (b) a requirement that any disclosure, distribution, or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (d) a requirement that such other Software be redistributable by other licensees; or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“SAP” means statutory accounting practices prescribed or permitted by the applicable insurance regulator applied on a consistent basis.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (i) applicable federal, state and local securities Laws and (ii) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Incident” means any (i) accidental, unlawful, or unauthorized access, loss, exfiltration, alteration, destruction, encryption, compromise, or other Processing of Personal Information or confidential information; (ii) accidental, unlawful, or unauthorized occurrence or series of related occurrences on or conducted through the Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Systems or any Personal Data or confidential information stored or Processed thereon; (iii) any event that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or similar term under any applicable Privacy Requirement; or (iv) successful phishing, ransomware, denial of service or other cyberattack.

“Seller Indemnified Parties” means Seller and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means any and all (a) computer programs, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations of data, whether machine readable or otherwise, related thereto, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of Buyer and the Company on a consolidated basis, as of such date, exceeds the sum of all Liabilities of Buyer and the Company, including contingent and other Liabilities, as of such date, (b) the fair saleable value of the assets of Buyer and the Company on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of Buyer and the Company on their existing debts (including contingent Liabilities) as such debts become absolute and matured, and (c) Buyer and the Company on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Support Agreement” has the meaning set forth in the Recitals.

“Systems” means, collectively, the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks), websites, mobile applications, platforms and other similar or related items of automated, computerized, or Software systems and any other networks or systems and related services that are owned, used or held for use by or relied on by the Company in the conduct of their businesses, including all such technology incorporated into or used in connection with the Company Products, Company Software and the Company’s internal operations and customer offerings.

“Target Book Value” means $130,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, escheat or unclaimed property, or add-on minimum taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges, in each case of any kind in the nature of tax (whether imposed directly or through withholding and whether or not disputed), including any amounts resulting from the failure to file any Tax Return, and any interest or penalties with respect to the foregoing.

“Tax Contest” means any Tax audit, assessment, litigation or other Proceeding with respect to the Company for any Pre-Closing Tax Period or Straddle Period.

“Tax Liability Amount” means the aggregate amount of Income Taxes of the Company as of the Closing Date (computed separately (and not to be less than zero unless the amount of any prepayments of Taxes or estimated Tax payments described in clause (4) exceed the actual Tax liability to which such prepayment or estimated Tax payment relates and to the extent such estimated payments are (i) set forth on Schedule 1.1 or (ii) made following execution and delivery of this Agreement and prior to the Closing) with respect to each entity, jurisdiction, and type of Taxes, and whether or not then due) for any Pre-Closing Tax Period (or portion of a Straddle Period constituting a Pre-Closing Tax Period) beginning after December 31, 2024 and ending on or before the Closing Date, and solely in respect of jurisdictions in which (A) the Company has previously filed income Tax Returns or (B) the Company commenced activities or otherwise became subject to Income Tax on or prior to the Closing Date and after December 31, 2024, provided that, such amount shall be determined (1) in accordance with Section 6.5(d) with respect to any Straddle Period, (2) in accordance with the past practices of the Company, (to the extent applicable, and except to the extent such practices do not at least have substantial authority (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (3) by excluding all deferred Tax liabilities and deferred Tax assets, (4) by taking into account, as a reduction, any prepayment of Taxes or any estimated Tax payment made by the Company prior to the Closing to the extent actually available to offset a particular Tax liability in respect of which such estimated payment of Taxes was made and which would have otherwise been included in the definition of “Tax Liability Amount”, (5) taking into account any tax deductions attributable to any payments or expenses economically borne directly or indirectly by the Seller (including, for the avoidance of doubt, indirectly via the Company) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the sale of the Interests, that are deductible by the Company at a “more likely than not” or higher level of comfort in the Pre-Closing Tax Period (computed assuming that, to the extent applicable, an election was made under IRS Rev. Proc. 2011-29 to deduct 70% of any success-based fees (as described in IRS Rev. Proc. 2011-29)) to the extent that such deductions would offset a particular Tax liability which would have otherwise been included in the definition of “Tax Liability Amount”, (6) by including any Taxes payable with respect to any advance payments, deferred revenue or other prepaid amounts received, accrued or arising in, or a change in (for the avoidance of doubt, required as a result of the transactions contemplated under this Agreement) or improper use of a method of accounting under Section 481 of the Code (or any similar provision of applicable Law) for any Pre-Closing Tax Period, and (7) disregarding any transactions entered into by the Company on the Closing Date, after the Closing, outside of the Ordinary Course of Business and not contemplated by this Agreement.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed (or provided to a payee) in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Total Equity”: the sum of stated capital in respect of the Equity Interests plus additional paid in capital in respect of the Equity Interest plus retained earnings of the Company, each determined according to GAAP.

“Trademarks” means, collectively, trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and other indicia of origin (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and Internet domain names, social media handles, and franchises, together with all goodwill associated with each of the foregoing, and all registrations and applications for any of the foregoing.

“Trade Secrets” means trade secrets, know-how and other rights in confidential or proprietary information, including rights in confidential technical information, marketing and business plans, databases, specifications, formulations, prototypes, sketches, models, drawings, specifications, customer/vendor lists, engineering information, samples, market forecasts, techniques, and know-how.

“Transaction Expenses” means, to the extent not paid prior to Closing, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including K&E), investment bankers (including J.P. Morgan Securities LLC (“J.P. Morgan”)), or other representatives) incurred by the Company through the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and (b) all sale, stay, retention, severance, change in control or similar bonuses or payments triggered solely by the consummation of the transactions contemplated hereby that are payable to employees or service providers of the Company contingent upon the Closing (including the employer portion of all employment, unemployment, payroll and similar Taxes due in respect of such payments), (c) 50% of all administrative and filing fees under the Regulatory Approvals and other Antitrust Laws and under any such other Laws applicable to the transactions contemplated by this Agreement, (d) 50% of the fees, costs and expenses incurred in respect of the R&W Insurance Policy, (e) 50% of any Transfer Taxes incurred in connection with this Agreement pursuant to Section 6.5(c) and (f) 50% of all fees, costs, and expenses of the Tail Policy pursuant to Section 6.10; provided, that in no event shall Transaction Expenses include any fees, costs or expenses (A) initiated or otherwise incurred at the request of Buyer or any of its Affiliates or representatives, or (B) related to any financing activities by Buyer in connection with the Closing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Accounting Firm	Section 2.4(b)

Agreement	Preamble
Antitrust Laws	Section 6.2(d)
Applicable Limitation Date	Section 6.4
Binder Agreement	Section 6.3(a)
Buyer	Preamble
Buyer Released Party	Section 6.9
Closing	Section 2.5
Closing Date	Section 2.5
Closing Item	Section 2.4(a)
Closing Statement	Section 2.4(a)
Company	Preamble
Company Employee Benefit Plan	Section 3.14(a)
Company Proprietary Rights	Section 3.10(a)
Continuing Employees	Section 6.13
control	Section 1.1
D&O Indemnified Persons	Section 6.10(a)
D&O Provisions	Section 6.10(a)
Dispute Notice	Section 2.4(b)
Estimated Book Value	Section 2.3
Estimated Closing Statement	Section 2.3
Estimated Indebtedness	Section 2.3
Estimated Statutory Surplus	Section 2.3
Estimated Transaction Expenses	Section 2.3
Excess Amount	Section 2.4(d)
Final Book Value	Section 2.4(a)
Final Indebtedness	Section 2.4(a)
Final Statutory Surplus	Section 2.4(a)
Final Transaction Expenses	Section 2.4(a)
Financial Statements	Section 3.4(a)
Interests	Recitals
Investment Guidelines	Section 3.16(f)(iii)
IRS	Section 3.14(a)
K&E	Section 8.11
Key Employee Offer Letters	Recitals
Latest Balance Sheet	Section 3.4(a)
Material Contract	Section 3.9(b)
New Mandeville Lease	Recitals
New Plans	Section 6.13
Non-Party Affiliates	Section 6.15
Outside Date	Section 7.1(c)
Ordinary Course of Business	Section 8.5
Party	Preamble
Payoff Letters	Section 2.6(b)(v)(K)
Policies	Section 3.15
Post-Closing Representation	Section 8.11
Pre-Closing Period	Section 6.1(a)

Privacy and Information Security Policies	Section 3.22(a)
Privacy Agreements	Section 3.22(a)
Regulatory Approvals	Section 6.2(a)
Released Funds	Section 2.4(e)
Resolution Period	Section 2.4(b)
Review Period	Section 2.4(b)
R&W Insurance Policy	Section 6.3(a)
Seller	Preamble
Shortfall Amount	Section 2.4(e)
Stuatory Statements	Section 3.4(b)
Tail Policy	Section 6.10(b)
Transfer Taxes	Section 6.5(c)
Transition Services Agreement	Section 2.6(b)(v)(I)
Waived 280G Benefits	Section 6.17
Waiving Parties	Section 8.11
Withholding Agent	Section 2.7

Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Interests, free and clear of all Liens other than Securities Liens.

Section 2.2 Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.6(c)(iii)(D)) for the Interests shall be an aggregate amount equal to the Initial Purchase Price. The Initial Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.4.

Section 2.3 Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (i) Book Value (the “Estimated Book Value”), (ii) the aggregate amount of Indebtedness as of immediately prior to the Closing (the “Estimated Indebtedness”), (iii) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”), and (iv) the resulting calculation of the Initial Purchase Price. The Company and Seller shall consider in good faith any comments provided by Buyer to the Estimated Closing Statement, and the Company and Seller shall (and shall cause their respective Affiliates and representatives to) reasonably cooperate with Buyer, its Affiliates and their respective representatives in connection with their review of the Estimated Statement; provided that, for the avoidance of doubt, no failure by Buyer to object to, or comment on, any item set forth in the Estimated Statement shall prejudice Buyer with respect to any post-Closing adjustments pursuant to Section 2.4 or the resolution thereof.

Section 2.4 Post-Closing Adjustment.

(a) Within seventy-five (75) calendar days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation (and attaching reasonable supporting documentation) of the following items (each a “Closing Item”): (i) Book Value (as finally determined pursuant to this Section 2.4, “Final Book Value”); (ii) the aggregate amount of Indebtedness as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, “Final Indebtedness”); (iii) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.4, the “Final Transaction Expenses”); and (iv) the resulting calculation of the Final Purchase Price. Buyer agrees that the Closing Statement shall (a) be prepared in accordance with the definitions of Final Book Value, Final Indebtedness, Final Transaction Expenses and, except where inconsistent with such definitions, shall use the same statutory accounting principles and practices the Company has historically used prior to the date hereof; (b) be derived from the books and records (including the general ledgers) of the Company; and (c) accurately reflect such books and records (including the general ledgers); provided, however, that, to the extent that preparation of the Closing Statement in accordance with Clauses (b) or (c) above is inconsistent with preparation of the Closing Statement in accordance with Clause (a) above, Clause (a) shall prevail. Furthermore, Buyer agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding on the Parties in accordance with this Section 2.4 it will not (and will cause its Affiliates not to) take actions with respect to any books, records, policies or procedures on which the Closing Statement is based or which the Closing Statement is to be based that would reasonably be expected to be materially inconsistent with or that would materially impede or delay the determination of the amount of Final Book Value, Final Indebtedness, Final Transaction Expenses or the preparation of the Dispute Notice (defined below) or the Closing Statement.

(b) Seller shall have thirty (30) calendar days after Seller’s receipt of the Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Closing Items. If Seller disputes any of the Closing Items, Seller shall notify Buyer in writing of its objection to such Closing Item(s) within the Review Period, together with reasonable supporting documentation of the basis for and dollar amount of such disputed items (to the extent possible) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Buyer a Dispute Notice within the Review Period. If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Buyer as a result of the items disputed by Seller in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Buyer and Seller shall, within 30 calendar days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to negotiate in good faith to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall submit all items remaining in dispute to a nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Accounting Firm”) for resolution by delivering within 10 calendar days after the expiration of the Resolution Period to the Accounting Firm their written position with respect to such items remaining in dispute. The fees and expenses of the Accounting

Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the written presentation to the Accounting Firm. For example, if Buyer claims an amount of $1,000, and if Seller contests only $500 of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Buyer. The Accounting Firm shall determine, based solely on the submissions by Buyer and Seller, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and Seller in their respective submissions. The Parties shall request that the Accounting Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all dispute items shall be set forth in a written statement by the Accounting Firm delivered to Buyer and Seller and shall be final, conclusive and binding on the Parties except for manifest error. Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including by providing the information, data and work papers used by each Party and its representatives (including accountants) to prepare and/or calculate the Closing Items, making its personnel and accountants reasonably available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable.

(c) From and after Seller’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.4, Seller, its Affiliates and their auditors, accountants and other representatives shall be permitted reasonable access to the Company and its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, data and work papers used by Buyer or the Company’s auditors or accountants to prepare and calculate the Closing Items).

(d) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall, or shall cause the Company to, pay directly to Seller by wire transfer of immediately available funds to the account designated in writing by Seller, an aggregate amount equal to the Excess Amount; provided, that such Excess Amount shall not exceed the Adjustment Escrow Amount. Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all of the Adjustment Escrow Amount from the Escrow Account by wire transfer of immediately available funds to the account designated in writing by Seller.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, (i) Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release an amount equal to the lesser of (A) the Shortfall Amount and (B) the Adjustment Escrow Amount, from the Escrow Account by wire transfer of immediately available funds to the account designated in writing by Buyer.

(f) The Parties acknowledge and agree that the adjustments set forth in this Section 2.4 shall be the sole and exclusive remedy of Buyer and Seller with respect to (i) determining whether any adjustment would be made to the Initial Purchase Price, (ii) determining the amount of such adjustment and (iii) any other claims relating to the components of determining any adjustments to the Initial Purchase Price hereunder; provided however that nothing in this Section 2.4 shall impact Buyer’s ability to recover under the R&W Insurance Policy.

(g) For the avoidance of doubt, the parties acknowledge and agree that in no event shall Buyer or Seller be required to make any payments with respect to any Excess Amount or Shortfall Amount as determined pursuant to this Section 2.4 in excess of the Adjustment Escrow Amount.

(h) Any payments made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price, to the extent permitted by applicable Law.

Section 2.5 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of signature pages by email at 9:00 a.m. Eastern Time on the third Business Day after the conditions set forth in Section 2.6 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)(such satisfaction or waiver, the “Closing Conditions Satisfaction”), provided that the Closing Date shall occur on the last day of the calendar month (or in the case whereby the last day of the month occurs on a Saturday or Sunday, the following Monday, or in the case of the last day of the month falling on a federal holiday, the following day) in which the Closing Conditions Satisfaction occurs, or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”); provided, however, that notwithstanding the satisfaction or waiver Section 2.6, unless otherwise agreed in writing by Buyer, Buyer shall not be required to effect the Closing on or prior to January 1, 2026. The Closing shall be deemed effective for all purposes (i) as of 11:59 p.m. Eastern Time on the Closing Date if the Closing Date is the final day of the calendar month, or (ii) 12:01 a.m. Eastern Time on the Closing Day if the Closing Date is on the first Business Day following the final day of the calendar month, in each case in accordance with this Section 2.5 or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.6 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii) Insurance Regulatory Approvals. Filing with, and prior approval from, the Louisiana Department of Insurance pursuant to La. R.S. 22:691.4 for the acquisition of control of the Company by Buyer.

(iii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated hereby.

(b) Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. Each of the (A) Fundamental Representations (solely to the extent set forth in Article III and Article IV), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects (except where the failure of such representations and warranties to be so true and correct is in de minimis respects) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects (except where the failure of such representations and warranties to be so true and correct is in de minimis respects) as of such date), (B) representations and warranties of the Company set forth in Article III of this Agreement and of Seller set forth in Article IV of this Agreement (other than the Fundamental Representations and the representations and warranties contained in Section 3.5), in each case without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.4(a) and in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect and (C) representations and warranties contained in Section 3.5 shall be true and correct as of the Closing Date.

(ii) Performance and Obligations of the Company and Seller. The Company and Seller shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company or Seller, as applicable, on or prior to the Closing Date.

(iii) Current Rating. The Company shall have maintained its Current Rating from the date of this Agreement through the Closing and no event occurred, and no condition exists to the Knowledge of the Company, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a decrease in the Current Rating;

(iv) No Material Adverse Effect. Since the date of this Agreement, no change, event, occurrence or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect (solely to the extent such change, event, occurrence or circumstance is ongoing as of the Closing Date).

(v) Deliveries and Closing Actions. At the Closing:

(A) the Company shall deliver to Buyer, a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit G, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) have been satisfied;

(B) Seller shall deliver to Buyer duly executed copies of each of the Ancillary Agreements by (as applicable) each of the Company, the Seller, and any other parties that are, as contemplated by this Agreement, to become a party thereto;

(C) Seller shall deliver to Buyer a duly executed assignment attached hereto as Exhibit H;

(D) Seller shall deliver to Buyer a properly completed and duly executed IRS Form W-9 certifying that it is not subject to backup withholding;

(E) Seller shall deliver to Buyer evidence in form and substance reasonably satisfactory to Buyer that all consents, approvals or waivers set forth on Schedule 2.6(b)(v)(E) have been obtained;

(F) the Company shall deliver to Buyer the written resignations, effective as of the Closing, of those directors and officers of the Company that Buyer designates in writing to the Company at least three Business Days prior to the Closing;

(G) To the extent applicable, Seller shall deliver to Buyer evidence in form and substance reasonably satisfactory to Buyer that all Liens other than Permitted Liens on or against any assets or securities of the Company shall have been released (including, without limitation, a UCC-3 financing statement).

(H) Seller shall deliver to Buyer duly executed termination and release agreements with respect to the Company (subject to receipt of payments due at Closing, if applicable), in form and substance reasonably satisfactory to Buyer, of the agreements set forth on Schedule 2.6(b)(v)(H);

(I) Seller shall have caused the Company to have delivered to Buyer a certificate of good standing from the appropriate Governmental Entity, as of a date within five (5) Business Days of the Closing Date;

(J) Buyer shall have received that certain Transition Services Agreement by and among The Gray Insurance Company, a Louisiana domiciled insurance company and Gray & Company, a Louisiana corporation and the Company (the “Transition Services Agreement”) in

substantially the form attached hereto as Exhibit I, duly executed by the Company and the landlord thereto;

(K) To the extent applicable, Buyer shall have received all payoff letters for Indebtedness for Borrowed Money, and customary lien release documentation (in each case, agreed and final drafts of which shall have been delivered to the Buyer one (1) Business Day prior to the Closing Date, such documents collectively, the “Payoff Letters”) providing for the release of all guarantees and security interests provided by the Company in connection with Indebtedness for Borrowed Money in customary form reasonably acceptable to Buyer; and

(L) The Company shall have filed, or the Seller shall have caused to be filed, amendments for the Tax Returns for each of the years ended 2022 and 2023 and shall have paid all additional Taxes shown as due and owing on such amendments in connection with such filings.

(c) Conditions to Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions to be performed by Seller and the Company in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. The representations and warranties of Buyer set forth in Article V of this Agreement (including any Fundamental Representations contained therein and, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein) shall be true and correct (except where the failure of such representations and warranties to be so true and correct is in de minimis respects) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct (except where the failure of such representations and warranties to be so true and correct is in de minimis respects) as of such date).

(ii) Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.6(c)(iii)(C), Section 2.6(c)(iii)(D), Section 2.6(c)(iii)(E) and Section 2.6(c)(iii)(F) shall have been complied with in all respects.

(iii) Deliveries and Closing Actions. At the Closing:

(A) Buyer shall deliver to Seller, a duly executed certificate from an officer of Buyer in the form attached hereto as Exhibit J, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied;

(B) Buyer shall deliver to Seller duly executed counterparts to the Escrow Agreement, executed by Buyer and the Escrow Agent;

(C) Buyer shall deliver to the Escrow Agent, a wire transfer of immediately available funds in an amount equal to the Adjustment Escrow Amount for deposit into the Escrow Account;

(D) Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer, in consideration for the Interests, an amount equal to the Initial Purchase Price;

(E) Buyer shall pay an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth on the Estimated Closing Statement delivered to Buyer pursuant to Section 2.3 by wire transfer of immediately available funds to the accounts designated by such payees; and

(F) Buyer shall pay all Indebtedness for Borrowed Money pursuant to Payoff Letters delivered to Buyer prior to the Closing by the Company to the payees set forth on such Payoff Letters by wire transfer of immediately available funds to the accounts designated by such payees.

(d) Frustration of Closing Conditions. None of Seller, the Company or Buyer may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied, including as required by Section 6.2.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.7 Withholding. Buyer, the Company, the Escrow Agent and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as the Withholding Agent is required to deduct and withhold with respect thereto under the Code or any other provision of applicable Tax Law. To the extent that amounts are so deducted and withheld, (and unless such amounts are not timely remitted to the appropriate Governmental Entity within the statutorily required period), such amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding were made. Buyer shall (other than withholding attributable to Seller’s failure to comply with Section 2.6(b)(iii)(D)) use commercially reasonable efforts to notify Seller of any anticipated withholding with respect to amounts payable to Seller at least five (5) Business Days prior to the date of such withholding and cooperate with the Seller in good faith to minimize the amount of any applicable withholding, including through accepting any relevant forms validly establishing under applicable Law an entitlement to an exemption or reduction of such withholding.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Seller hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability. The Company is duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation. The Company is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has the corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or as contemplated by this Agreement, to become a party and to consummate the transactions contemplated hereby and thereby. The sole equityholder of the Company has duly approved this Agreement and the transactions contemplated hereby and has duly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which it is, or as contemplated by this Agreement, to become a party. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is, or as contemplated by this Agreement, to become a party and the consummation of the transactions contemplated hereby and thereby, and this Agreement and each Ancillary Agreement to which it is, or as contemplated by this Agreement, to become a party shall not violate the Governing Documents of the Company. This Agreement and each Ancillary Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2 Noncontravention. Except as set forth in Schedule 3.2, the execution, delivery and performance by the Company and Seller of this Agreement and each Ancillary Agreement to which they are, or as contemplated by this Agreement, to become a party did not and will not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate, cancel or accelerate, or cause any termination, cancellation or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the Interests under, or (f) other than the filings required pursuant to Section 6.2, require any approval from, or filing with or Permit, consent, or require the giving of any notice to, any Governmental Entity under or pursuant to, the Governing Documents or any Law, order or Material Contract to which the Company is bound or subject, except, with respect to any Law, order or Contract. Except as disclosed on Schedule 3.2(b), neither Seller nor the Company are subject to, or a party to, any Lien, Permit, instrument, Law, Order, or any other restriction of any kind or character, that (a) has had a Material

Adverse Effect, or (b) would reasonably be expected to prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Company, or Seller with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which the Company or Seller are, as contemplated by this Agreement, to become a party, or the continued operation of the business of the Company upon consummation of the transactions contemplated in this Agreement on the Closing Date on substantially the same basis as historically operated.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth, with respect to the Company the Equity Interests issued by the Company and the holder(s) thereof. The Equity Interests are duly authorized and validly issued, fully paid and non-assesssable. The Equity Interests are lawfully owned of record and beneficially held by Seller, free and clear of all Liens other than Securities Liens. Buyer will acquire good title to the Equity Interests free and clear of all Liens other than Securities Liens.

(b) Except as set forth on Schedule 3.3(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, commitments, understandings, or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer, anti-dilution rights, other similar rights or restrictions on transfer, or registration rights in respect of Equity Interests held by the Company;

(v) the Company has not violated any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests and each offer and sale, redemption and repurchase of Equity Interests, including all convertible notes, warrants and other rights to purchase or acquire the Equity Interests was in compliance with all applicable Laws and exempt from the registration requirements of applicable Laws, including any applicable state securities Laws;

(vi) the Company has not any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Company; and

(vii) the Company does not have any Subsidiaries.

Section 3.4 Financial Statements.

(a) Attached as Schedule 3.4(a) are the following unaudited financial statements of the Company and BCP Surety Group Holdings, LLC (collectively, the “Financial Statements”): (i) with respect to the Company, (X) the unaudited balance sheets of the Company as of December 31, 2024 and December 31, 2023, and the related unaudited statements of income for the 12 months then ended and (Y) unaudited balance sheet of the Company as of June 30, 2025 (the “Latest Balance Sheet”), and the related unaudited statement of income for the trailing twelve months then ended (ii) with respect to BCP Surety Group Holdings, LLC, the audited balance sheets of the BCP Surety Group Holdings, LLC as of December 31, 2024 and December 31, 2023, and the related audited statements of income for the 12 months then ended. Except as set forth on Schedule 3.4(a) or as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to any unaudited Financial Statements, each Financial Statement (i) is correct and complete in all material respects, (ii) presents fairly in all material respects the financial condition of the Company as of the respective dates thereof and/or the operating results of the Company for the periods covered thereby, (iii) reflects the consistent application of accounting principles throughout the periods involved; (iv) has been prepared using the same accounting principles and practices as the Company has used historically; and (v) are derived from and accurately reflect in all material respects the books and records (including the general ledgers) of the Company, in each case, prepared in conformity with GAAP.

(b) Attached as Schedule 3.4(b) are the (i) audited consolidated annual statutory financial statements of the Company as of and for the year ended December 31, 2023 and December 31, 2024, and (ii) unaudited quarterly statutory financial statements of the Company as of the Latest Balance Sheet Date (collectively, the “Statutory Statements”). Except as set forth on Schedule 3.4(b), the Statutory Statements (i) are correct and complete in all material respects, (ii) present fairly in all material respects the admitted assets, liabilities and capital and surplus of the Company as of the respective dates thereof and/or the results of operations, changes in surplus and cash flows of the Company at and for the periods indicated (iii) reflects the consistent application of accounting principles throughout the periods involved; (iv) have been prepared using the same accounting principles and practices as the Company has used historically, and (v) are derived from and accurately reflect in all material respects the books and records (including the general ledgers) of the Company, in each case, prepared in conformity with GAAP and SAP.

(c) The reserves and other liability amounts established or reflected on the Statutory Statements in respect of the relevant insurance policies (i) were, except as otherwise noted in the applicable financial statement, determined in all material respects in accordance with SAP, (ii) were computed in accordance with commonly accepted actuarial standards and methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such financial statements, (iii) are based on actuarial assumptions which are in accordance with those called for by the provisions of the insurance contracts issued by the Company and necessary to meet the requirements of applicable Law and (iv) satisfied the requirements of all applicable Laws.

(d) The Company has established and presently maintains a system of internal accounting controls reasonably expected to be sufficient to provide reasonable assurances (a) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of directors or managers of the Company, and (b) that transactions related to the business of the Company are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP (or with respect to the Company, GAAP and SAP) and (ii) to maintain accountability for assets. The Company has not identified or been made aware of any fraud that involves the Company, their Affiliates, or its management, or other current employees or any Proceeding or allegation regarding any of the foregoing, and the Company has not received any written notice from its independent accountants regarding any of the foregoing.

(e) The Company has no Liabilities except (i) obligations under Contracts to which the Company is a party, including with respect to surety bonds and insurance policies issued by the Company; (ii) Liabilities recorded on, reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto or on Schedule 3.4(a); (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business; (iv) Liabilities not required to be disclosed or reflected on financial statements prepared in accordance with GAAP and (v) other Liabilities for legal, accounting and other professional expenses incurred in connection with the transactions contemplated by this Agreement which constitute Transaction Expenses.

Section 3.5 No Material Adverse Effect. There has been no Material Adverse Effect since the date of the Latest Balance Sheet.

Section 3.6 Absence of Certain Developments. Except as set forth on Schedule 3.6 or as described in the audited Financial Statements, since the date of the Latest Balance Sheet, other than as required by applicable Laws, the Company has not:

(a) sold, leased, mortgaged, encumbered or subjected to any Lien (other than Permitted Liens), assigned, licensed, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment or Investment Assets of the Company) or (ii) material Intellectual Property Assets;

(b) made any amendment to its Governing Documents;

(c) except as required by any Company Employee Benefit Plan, made or granted any bonus or any material increase to the compensation or benefits of any director, officer, employee, independent contractor or other individual service provider of the Company;

(d) entered into, materially amended (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), terminated or adopted any Company Employee Benefit Plan;

(e) hired, engaged or terminated any employee (other than for cause) or individual independent contractor who has an annual base compensation in excess of $200,000;

(f) recognized or certified any union, labor organization, or similar employee representative body as the bargaining representative for any employees of the Company;

(g) waived or released any restrictive covenant obligation of any current or former employee, independent contractor or other individual service provider of the Company;

(h) effectuated any reduction in force, early retirement program, or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff not in compliance with the WARN Act;

(i) made any changes to its material accounting policies, methods or practices;

(j) made (outside of the Ordinary Course of Business), changed or revoked any material election relating to Taxes, (ii) entered into any agreement, settlement or compromise with any Taxing Authority relating to any Tax Liability Amount, (iii) filed any amended Tax Return, (iv) adopted or changed any material Tax accounting method, (v) commenced any Proceedings relating to Taxes, (vi) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Tax Return), (vii) granted any power of attorney with respect to Taxes, (viii) entered into any Tax allocation, sharing, indemnity agreement or similar Contract relating to Taxes (other than any such Contract that was entered into in the Ordinary Course of Business and is not primarily related to Taxes), (ix) surrendered any right to claim any refund, offset or other reduction of any material amount of Taxes or (x) failed to pay any material Taxes when due;

(k) (x) issued, sold, delivered, redeemed or purchased any Equity Interests, (y) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Interests or (z) adjusted, split, combined or reclassified any of its Equity Interests;

(l) entered into, amended, extended or terminated any Material Contract (other than extension or renewal of any Lease) or waived, released, or assigned any rights or Proceedings under, any Material Contract or materially changed any business practice;

(m) (x) incurred, assumed or guaranteed any Indebtedness for Borrowed Money outside the ordinary course of business or (y) made any loans or advances to any other Person outside the ordinary course of business;

(n) other than Investment Assets of the Company and other assets acquired in the Ordinary Course of Business, acquired properties or assets, with a value in excess of $100,000;

(o) directly or indirectly acquired or agreed to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that would otherwise be expected to be material to the Company;

(p) wrote-off as uncollectible any notes or Accounts Receivable, except write-offs in the Ordinary Course of Business, (ii) wrote-off, wrote-up, or wrote-down any other material asset of the Company, except in the Ordinary Course of Business or (iii) altered the customary time periods for collection of Accounts Receivable or payments of accounts payable;

(q) adopted a plan of complete or partial liquidation or dissolution;

(r) incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceeds $100,000;

(s) entered into any new line of business outside of its existing lines of business;

(t) terminated or closed any material facility, line of business, or operation;

(u) instituted or settled any Proceeding; or

(v) committed, agreed to, authorized or entered into any Contract to do any of the foregoing.

Section 3.7 Real Property.

(a) Except as set forth on Schedule 3.7, the Company does not own, nor has it ever owned, any real property.

(b) Schedule 3.7 sets forth the address of each Leased Real Property and a complete list of all Leases for such Leased Real Property, which such list includes a description of the each Lease and any modifications thereto, including the date and name of the parties to such Lease and all amendments, extensions, renewals and guaranties with respect thereto. Except as set forth on Schedule 3.7, with respect to each of the Leases: (i) the Company has not subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and (iv) the Company is not, and, to the Knowledge of the Company, no other party to such Lease is, in breach or default under such Lease. No Seller or Affiliate of a Seller is a landlord under any Lease.

Section 3.8 Tax Matters.

(a) Except as set forth in Schedule 3.8(a), the Company has timely filed (or caused to be timely filed) all income and other material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, and all such Tax Returns are complete and correct in all material respects.

(b) The Company has timely paid in full all Taxes due and payable by it (whether or not shown as due and owing on any Tax Return).

(c) The Company has complied in all material respects with its obligations to (i) withhold and pay all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and (ii) timely and accurately complied with all reporting and record keeping requirements related thereto, including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions.

(d) Within the last three (3) years, no written claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns of a particular type that the Company is or may be subject to such taxation by (or required to file such Tax Returns in) that jurisdiction.

(e) Except as set forth in Schedule 3.8(e), there is no Tax audit or examination or any Proceeding now being conducted, pending or, to the knowledge of the Company, threatened against the Company, and there are no matters under discussion with any Governmental Entity with respect to the liability of the Company with respect to a material amount of Taxes.

(f) There are no rulings, subpoenas or written requests for information pending with respect to the Company with any Governmental Entity. No deficiency or proposed adjustment that has not been fully settled or otherwise finally resolved for any amount of Tax has been proposed, asserted or assessed in writing by any Taxing Authority against the Company.

(g) The Company has not waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of the Company, in each case, which extension is currently in effect, and no such request to waive or extend is outstanding.

(h) The Company has not been a party to, a promoter of, or participated or engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(i) The Company (i) is not a party to or bound by any Tax allocation, indemnification, sharing or similar Contract (other than any such Contract that was entered into in the Ordinary Course of Business and is not primarily related to Taxes), (ii) has not incurred any Liability for the Taxes of any Person whether under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or otherwise by operation of Law, (iii) is not a party to any joint venture, partnership or other arrangement or Contract which could reasonably be expected to be classified as a partnership for federal income tax purposes, (iv) has not distributed stock of any Person, or has had its stock distributed by any Person, in a transaction (or series of transaction) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the past two (2) years, or (v) has not, nor has ever had, a permanent establishment, as defined in any applicable Tax treaty or convention, or other office or fixed place of business in any country other than the United States.

(j) There are no Liens for Taxes upon any of the assets of, or equity interests in, the Company, other than Liens described in clause (a) of the definition of “Permitted Liens.”

(k) The Company (nor Buyer, with respect to the Company) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by the Company prior to the Closing Date; (ii) change in method of accounting by the Company for a taxable period ending on or prior to the Closing Date; (iii) intercompany transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount, advance payment or deferred revenue accrued or received on or prior to the Closing Date.

(l) The Company is and has at all times since its formation (i) been properly classified as a domestic corporation that is an insurance company other than a life insurance company for U.S. federal income Tax purposes that is subject to U.S. federal income taxation under Part II of Subchapter L of Chapter 1 of subtitle A of the Code; (ii) computed and reported its Tax reserves in the manner required under Sections 807, 817, 817A and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder, as applicable, and (iii) has properly accounted for material “specified policy acquisition expenses” as required by Section 848 of the Code.

(m) Except as set forth on Schedule 3.8(m), the consummation of the transactions contemplated by this Agreement will not result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code. The Company does not have any obligation to provide any gross-up or reimbursement for any excise tax imposed under Section 4999 of the Code.

(n) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated and administered in compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(o) The Company is not liable for any material amount under any escheat, abandoned or unclaimed property or similar Law

Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), the Company is not a party to, or bound by, any:

(i) collective bargaining agreement or other Contract with any union, labor organization, or similar employee representative body;

(ii) Contract (A) for the employment of any employee or the engagement of any individual independent contractor that (x) provides for an annual base salary in excess of $200,000 or (y) cannot be terminated by the Company for any reason upon thirty (30) days or less notice without any severance, termination fee, penalty or other liability; or (B) that provides any employee or individual independent contractor with severance, change of control or retention bonuses or benefits;

(iii) Contract with any staffing company, temporary employee agency, professional employer organization or similar Persons;

(iv) Contract relating to Indebtedness for Borrowed Money or letter of credit arrangements;

(v) Intellectual Property Agreements, other than (A) shrink-wrap, click-wrap or off-the-shelf software licenses, and other licenses of unmodified software that is commercially available to the public generally, with annual licenses, maintenance, support and other fees of $50,000 or less, and (B) non-exclusive licenses granted by the Company to customers and service providers in the ordinary course of business pursuant to the Company’s standard form agreements;

(vi) each Contract which provides for aggregate future payments to or from the Company in excess of $200,000 in any calendar year, other than those that can be terminated without material penalty by the Company upon 90 days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(vii) joint venture, partnership agreement or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(viii) any power of attorney not on the Company’s standard power of attorney form;

(ix) other than this Agreement, Contract for the sale, transfer or acquisition of any material assets, Equity Interest or business of the Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of the Company, in each case, under which there are material outstanding obligations of the Company;

(x) Contract which contains a provision expressly prohibiting or restricting the Company from marketing, selling, or otherwise distributing their products or merchandise or providing their services in any geographic area, or from competing in any line of business or geographic area or with any Person, or that contains a “most favored nation” or similar provisions or providing for minimum purchase or sale obligations other than in respect of confidentiality agreements entered into in the Ordinary Course of Business (none of which contain any non-compete provisions);

(xi) any Contract or arrangement with any Affiliate of the Company;

(xii) Contract involving the settlement of (A) any material Proceeding or threatened material Proceeding in the past three (3) years or (B) any Proceeding or threatened Proceeding pursuant to which the Company has any outstanding liability or obligation, in each case, solely to the extent such Contract relates to settlements related to performance bond claims, payment bond litigation, or indemnity settlements;

(xiii) any management service, independent contractor or any other similar type of Contract;

(xiv) any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Company other than in the Ordinary Course of Business;

(xv) any Lease or leases for material personal property;

(xvi) any Contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company other than pursuant to compensation arrangements to employees of the Company;

(xvii) any Contract with a Governmental Entity with a bond amount in excess of $6,000,000;

(xviii) any Contract that grants any option, right of first refusal or right of first offer or similar right, contingent or otherwise, or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge, or otherwise dispose of any material amount of their assets or business;

(xix) any Contract that requires consent, waiver or approval from, notice to, or a filing or registration with, any other Person or Governmental Entity or that would give a counterparty to such Contract a right of termination or result in a loss of a material benefit to the Company, in each case, in connection with the transactions contemplated hereby.

(b) Each Contract listed on Schedule 3.9(a) (each, a “Material Contract”) is legal, valid, binding, enforceable against the Company and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. To the Knowledge of Seller, no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) has occurred that, with the giving of notice or the passage of time, will become a default or event of default under any such Material Contract by any of the parties thereto. The Seller has delivered to Buyer true and complete copies of each written Material Contract and true and complete summaries of all oral Material Contracts.

(c) Since January 1, 2025, the Company has not received any written notice (a) alleging breach of any Material Contract, (b) terminating or threatening to terminate any Material Contract or (c) of intent not to renew a Material Contract.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) sets forth a complete and correct list of all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets constituting material unregistered Trademarks and material proprietary Software. All required filings, fees and documents necessary to, as applicable, prosecute and maintain the Intellectual Property Registrations have been timely paid or filed with the relevant Governmental Entity and authorized registrars. Except as set forth in Schedule 3.10(b), there are no such filings or fees due within ninety (90) days of the date of the Closing. There is no claim pending, or threatened in writing, against the Company by any third party contesting the ownership, right to register, registration, priority, validity, or enforceability of any Intellectual Property Registrations. The Company is the sole and exclusive owner of all Intellectual Property Assets and the Company has valid, enforceable rights to use, pursuant to a written Contract, all other Intellectual Property used in or otherwise necessary for the conduct of the business of the Company (the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens). The Intellectual Property Registrations are subsisting and the Intellectual Property Assets and the Company’s rights therein, are valid and enforceable.

(b) The consummation of the transactions contemplated by this Agreement shall not result in the restriction, limitation, loss or impairment of or payment of any additional amounts under any Intellectual Property Agreements (excluding any additional amounts that may become payable as a result of increased usage of the applicable Intellectual Property Assets following the consummation of the transactions contemplated by this Agreement in accordance with terms of any applicable Contract that are currently in place) nor require the consent of any other Person regarding, the Company’s right to own any material Intellectual Property Assets.

(c) (i) The operation of the business of the Company, including all Company Products, Company Software and services offered by the Company, has not, in the past six (6) years, infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate the Intellectual Property of any third party; (ii) in the past three (3) years, the Company has not received any written notice of any claims or actions asserting that any such infringement, misappropriation, or other violation has occurred. The Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other Contract that limits Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell or otherwise exploit any Company Intellectual Property owned or purported to be owned by the Company.

(d) Except as set forth on Schedule 3.10(d), (i) to the Knowledge of the Company, in the last six (6) years no person has infringed, misappropriated, or violated and no Person is currently infringing, misappropriating, or violating the Intellectual Property Assets, and (ii) in the last three (3) years, the Company has not delivered a written notice of a claim or filed any action for any such infringement, misappropriation or other violation to a Person.

(e) All Persons who have participated in the creation or development of any material Intellectual Property for or on behalf of the Company have executed and delivered to the Company a valid and enforceable written Contract (i) providing for the non-disclosure by such Person of any Trade Secrets and other confidential information included in the Intellectual Property Assets, and (ii) providing for the present assignment by such Person to the Company of any Intellectual Property arising out of such Person’s employment by, engagement by or Contract with the Company, excluding limitations to such assignment as required under applicable Law. The Company has taken commercially reasonable steps to preserve the confidentiality of material Trade Secrets and other confidential information included in the Company Intellectual Property or otherwise provided to the Company by a third party, and, to the Knowledge of the Company, no such Trade Secrets have been the subject of any unauthorized access, use, or disclosure. Each Person to whom any Trade Secrets included in the Company Intellectual Property have been disclosed by the Company is subject to a contractual obligation of confidentiality or a binding duty of confidentiality with respect to the same. None of the Intellectual Property Assets were developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties or independent contractors concurrently working for a university, college, other educational institution or research center was used in the development of the Intellectual Property Assets, in each case in a manner that would give any other Person an ownership interest in, or license to or any other rights in or to any such Intellectual Property Assets.

(f) There are currently no, and within the last four (4) years have not been any, defects, or technical deficiencies (collectively, “Technical Deficiencies”) in any of the Company Products currently offered by the Company comprising Software that would reasonably be expected to prevent such Company Products from performing in material respects in accordance with their user specifications or functionality descriptions. There is no Malicious Code in any of the Systems as of the date hereof. The Company has not, in the past three (3) years, received any written or, to the Knowledge of the Company, oral complaints from any third party related to any Malicious Code or Technical Deficiencies. The Company does not have any Company Products comprising proprietary Software and thus makes no use of AI Solutions in connection therewith; accordingly (i) there has been (A) no unauthorized access to any AI Solutions used in a Company Product, or to the AI Data Sets owned or purported to be owned by the Company, nor any other AI Data Sets, used to train or improve a Company Product; (B) no use of AI Data Sets by or on behalf of the Company that violates any such safeguards, policies or any Privacy Laws or requirements of any Contracts to which the Company is bound and (C) no unauthorized access to the Company Software or Systems used in the development or operation of AI Solutions used in any Company Product, and (ii) no AI Data Sets or AI Models used in connection with Company Products contain, as inputs provided the Company or otherwise, any information that is intended to remain proprietary and confidential to the Company.

(g) The Company has taken reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the Systems from unauthorized use or access. In the last three (3) years, there have been no unauthorized intrusions or breaches of the Company’s Systems.

(h) The Systems are: (i) adequate for the continued operation of the business of the Company; (ii) are in good operating order and have not had any material downtime or errors that have not been remediated in all material respects; (iii) adequate in capacity and scalability for the Company’s current written plans for the business of the Company and (iv) have commercially reasonable security, back-ups, hardware and software support and maintenance. Within the last twelve (12) months, the Systems have not suffered any failures, continued substandard performance, errors, breakdowns or other adverse events that have caused any material disruption or interruption in the business of the Company that have not been remediated. The Company has purchased a sufficient number of license seats for all material Software currently used in the businesses of the Company.

(i) The Company possess all source code and other documentation and materials necessary to compile and operate the Company Software and the Company has not disclosed or delivered, licensed or otherwise made available or has any or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, to any third party (including any escrow agent), any source code for any Company Software (the “Company Source Code”), excluding disclosures to the Company’s employees and contractors who are bound by written confidentiality obligations with respect thereto. Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement, in and of itself, would reasonable be expected to result in the release of any Company Source Code from escrow.

(j) The Company does not use nor has used any Open Source Software in any Company Software (i) in a manner that would grant or purport to grant to any Person any rights under any of the Intellectual Property Assets (other than such Open Source Software itself), or (ii) that is licensed under any terms or conditions that, as a result of the Company’s current use of such Open Source Software, impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing the software code for such Open Source Software: (A) be made available or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge. The Company has not made any of the Company Software available as Open Source Software.

Section 3.11 Litigation. Except as set forth in Schedule 3.11, there is no, and has not in the last three (3) years been any, material Proceeding pending or, to the Knowledge of the Company, threatened before any Governmental Entity against (or otherwise affecting) the Company, or any of their properties or assets, or against any director, officer, employee or equity holder of the Company in his or her capacity as such, and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for any of the foregoing. Seller has delivered to Buyer true, correct and complete copies of each settlement or similar agreement entered into by the Company (i) during the three (3) year period prior to the date of this Agreement or (ii) with respect to which any material obligation of any party thereto is outstanding as of the date of this Agreement. Neither Seller nor the Company, any director, officer, manager, key employee, equity holder of the Company, in his or her capacity as such, nor the Company’s assets, are subject to any material outstanding Order.

Section 3.12 Brokerage. Except for amounts owed to J.P. Morgan, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) contains a true and complete list of all employees of the Company and sets forth for each such employee the following: (i) the employing entity, (ii) name, (iii) work location, (iv) status as full-time, part-time, regular, or temporary, (v) job title or position, (vi) date of hire, (vii) current rate of base compensation (e.g., annual base salary or hourly rate, as applicable), (viii) classification under the Fair Labor Standards Act and similar applicable Law (i.e., exempt or non-exempt), (ix) total incentive compensation received for 2024, and (x) bonus paid and applicable bonus targets for 2025. No employee of the Company is on a leave of absence or requires a Company sponsored visa to work for the Company. All employees of the Company are employed on an “at will” basis and may be terminated by the Company at any time for any reason without any notice, severance or similar obligations. Except as would not result in material Liability of the Company, all payments that have come due and payable to all employees of the Company for services performed for the Company on or prior to the date hereof have been paid in full.

(b) The Company has not engaged any individual independent contractor for the past three (3) years. All payments that have come due and payable to all individual independent contractors of the Company for services performed for the Company on or for the three (3) years prior to the date hereof have been paid in full.

(c) Except as set forth in Schedule 3.13(c), (i) the Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with any union, labor organization, or similar employee representative body; (ii) no collective bargaining agreement or other Contract with any union, labor organization, or similar employee representative body is currently being negotiated by the Company; and (iii) there are no unions, labor organizations, or similar employee representative bodies representing, or, to the Knowledge of the Company, purporting to represent any employees of the Company with respect to their employment with the Company. There are no strikes, work stoppages, slowdowns, or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company, and no such disputes have occurred within the past three (3) years. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of the Company and no such activities have occurred within the past three (3) years. The Company has not engaged in any unfair labor practice in the past three (3) years. In the past three (3) years, there have been no unfair labor practice complaints, labor arbitrations or any material labor grievances pending or, to the Knowledge of the Company, threatened against the Company with respect to any union, labor organization, or similar employee representative body. With respect to the transactions contemplated by this Agreement, the Company has, or prior to the Closing will have satisfied, all notice and bargaining obligations it owes to any union, labor organization, or similar employee representative body and have obtained any required consents with respect to any collective bargaining agreements or other Contracts with any union, labor organization, or similar employee representative body representing any employee of the Company.

(d) The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor and employment, including without limitation, all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence and unemployment insurance. The Company has not, and could not reasonably be expected to have, any actual or potential material Liability as a joint employer with any other Person, including for any alleged violations of any applicable Laws related to employees or other individual service providers. For the past three (3) years, the Company has not incurred any Liability under the WARN Act.

(e) In the past three (3) years, no Proceedings have been filed or, to the Knowledge of the Company, threatened by, or on behalf of, any employee or individual independent contractor of the Company before any Governmental Entity against the Company. In the past three (3) years, the Company has reasonably investigated all sexual harassment allegations or other harassment, discrimination or retaliation allegations against officers, directors or employees of the Company in their capacity as such which have been reported to the Company or with respect to which the Company otherwise has knowledge. With respect to each such allegation (except those the Company reasonably deemed to not have merit), the Company has taken corrective action reasonably calculated to prevent further improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations, and is not aware of any such allegations that, if known to the public, would bring the Company into material disrepute.

(f) To the Knowledge of the Company, no current employee of the Company with annual base salary in excess of $100,000 intends to terminate his or her employment with the Company within the twelve (12)-month period following the Closing, nor has any such employee of the Company threatened to do so.

(g) To the Knowledge of the Company, no current or former employee or individual independent contractor of the Company is in violation in any material respect of any term of any non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement or any other restrictive covenant obligation: (i) owed to the Company; or (ii) owed to any other Person with respect to such person’s employment or engagement by the Company.

(h) To the Knowledge of the Company, all employees of the Company are legally authorized to work in the United States. For the past three (3) years, the Company has properly completed in all material respects all employee verification requirements pursuant to, and have otherwise complied with, in all material respects, all applicable Laws relating to immigration control, including the completion of Forms I-9 for all U.S. employees of the Company. During the past three (3) years, the Company has not received any written notice from any Governmental Entity that the Company is in violation of any applicable Law pertaining to immigration control with respect to any current or former employee of the Company.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, or disability plan, program, or policy, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company, or with respect to which the Company has or would reasonably be expected to have any liability (each a “Company Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, Seller has made available to Buyer copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”) and (iv) the most recently filed Form 5500 annual report.

(b) The Company does not have any actual or contingent liability relating to any (i) post-employment health insurance benefits other than as required under Section 4980B of the Code, (ii) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code, or (iii) “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is a prototype or volume submitter plan document that may rely on a currently effective Cycle 3 favorable opinion letter from the IRS. Each Company Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d) Except as set forth on Schedule 3.14(d), the consummation of the transactions contemplated by this Agreement will not increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Company Employee Benefit Plan or otherwise.

(e) The Company has at all times not been an “applicable large employer” as defined in Section 4980H(c)(2) of the Code for purposes of the Affordable Care Act and official guidance thereunder.

Section 3.15 Insurance. As of the date hereof, the Company has in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.15 (collectively, the “Policies”) and each such Policy is in full force and effect and all premiums are currently paid in accordance with the terms of such Policy. Schedule 3.15 also sets forth a list and description of all claims made by the Company under the Policies (or any other insurance policies which were in effect) within the past three (3) years. With respect to each Policy, Seller has delivered to Buyer a true and complete copy of each such Policy (including all amendments and endorsements thereto). There is no claim by the Company pending under any of such Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such Policies or bonds of any of the Policies. Current and historical limits of liability under the Policies have not been exhausted and are not impaired. None of the insurers of the Company have issued a reservation of rights letter in the defense of claims. The Company does not have any liability due for any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment under any of the Policies. There have been no gaps in the Company’s insurance coverage. The Company has complied in all material respects with the terms and conditions of all of the Policies. Upon Closing, the Policies will insure the Company and their Employee Benefit Plans, assets, business, operations, employees, officers and directors, as applicable, to the same extent as they insured the Company and their Plans, assets, business, operations, employees, officers and directors as applicable, prior to the Closing. The Policies have been and are of the type and in amounts customary for the business of the Company to insure against the risks to which the Company, its properties and assets are normally exposed in the operation of the business of the Company. During the 12 months immediately prior to the date hereof, the Company has not received any notice threatening termination of, or premium increase with respect to, any of the Policies, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any termination of, or premium increase with respect to, any of the Policies or any inability to assess claims that were incurred prior to Closing under any of the Policies. Since the last renewal date of any Policy, there has not been any material adverse change in the relationship of the Company on the one hand, and its insurers, on the other hand, on the premiums payable pursuant to such Policies.

Section 3.16 Compliance with Laws; Permits; Insurance Regulatory Matters; Investment Assets.

(a) The Company is in compliance in all material respects with all applicable Laws, and neither the Company nor Seller has Knowledge of the issuance or proposed issuance of, any notice by any Governmental Entity of any violation or any alleged material violation of any Law or Order. In the past four (4) years, the Company has not received (a) written notice of any material violation or alleged material violation of any such Laws or Orders, (b) to the Knowledge of the Company, non-written notice of any material violation or alleged material violation of any such Laws or Orders, or (c) written notice of any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action. To the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (i) a material violation by the Company, or a failure on the part of the Company to comply with, any applicable Law or Order or (ii) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action.

(b) Schedule 3.16(b) sets forth a list of each Permit held by the Company, or issued and held in respect of the Company, or required to be so issued and held to carry on the business of the Company as currently conducted, and the Company is in compliance with all material terms and conditions of such Permits, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company. No Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company to use a Permit held by the Company.

(c) To the Knowledge of Seller, neither the Company, nor any director, officer, employee, or, to the Knowledge of the Company, any Company agent, consultant, or third-party has (a) violated any Anti-Corruption Laws, (b) offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (i) to influence any official act or decision of a Government Official, (ii) to induce a Government Official to do or omit to do any act in violation of a lawful duty, (iii) to induce a Government Official to influence the act or decision of a Governmental Entity, (iv) to secure any improper business advantage, (v) to obtain or retain business in any way related to the Company, or their business, or (vi) that would otherwise constitute a bribe, kickback, facilitation payment or other improper or illegal payment or benefit, or (c) been the subject of any actual, suspected, or threatened allegations, investigations (internal or government), litigation, voluntary or directed disclosures to any Governmental Entity, whistleblower reports, or other non-compliance, in each case, in any way related to the Anti-Corruption Laws. At all times during the past three (3) years, the Company has maintained and enforced policies and procedures designed to ensure compliance by the Company and their respective directors, officers, employees and agents, consultants, and third-parties with the Anti-Corruption Laws.

(d) Seller has made available to Buyer (i) copies of all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since December 31, 2021 by the Company with any Insurance Regulator and (ii) copies of all financial examination and market conduct examination reports of all Insurance Regulators with respect to the Company issued since December 31, 2021. All material deficiencies or violations noted in the examination reports described above have been resolved to the reasonable satisfaction of the insurance Governmental Entity that noted such deficiencies or violations. The Company is not, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental Entities. The Company has timely filed all material reports, statements, documents, registrations, filings, notices or submissions required to be filed with any Governmental Entities since January 1, 2023 and any material supplement, modifications, or amendments thereto, and all such reports, statements, documents, registrations, filings, notices or submissions and such supplements, modifications, and amendments thereto were timely filed and were in material compliance with applicable Laws when filed or as amended or supplemented, and no material deficiencies or material violations have been asserted by any such Governmental Entity with respect to such reports, statements, documents, registrations, filings or submissions that have not been addressed or resolved to the satisfaction of the applicable Governmental Entity.

(e) To the extent required under applicable Law, all policy forms and rates in use by the Company, and all endorsements, riders, applications and certificates pertaining thereto, are on forms approved by the applicable Insurance Regulator or which have been filed and not objected to by such Insurance Regulator within the period provided for objection, in each case except as would not reasonably be expected to result in a material violation of applicable Law by, or a material fine on, the Company.

(f) Investment Assets.

(i) The Company has made available to Buyer a complete and correct list as of December 31, 2024 of all investment assets owned by, or held in trust for the benefit of, the Company. The Company, or a trustee acting on the Company’s behalf, have valid title to all Investment Assets, free and clear of any Liens (other than Permitted Liens). As of the date hereof and to the Knowledge of Seller, none of the Investment Assets are subject to any liability to fund any capital calls, capital commitments, loans or similar obligations and there are no options, put agreements or other arrangements relating to the Investment Assets to which the Company may be subject upon or after the Closing.

(ii) Neither the Company nor any of its Affiliates has received written notice that any of the Investment Assets is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder. To the Knowledge of the Company, (i) there is no breach of, or default under, any covenants of any of the Investment Assets, (ii) none of the Investment Assets are or should be classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or permanently impaired to any extent, or (iii) none of the Investment Assets are otherwise subject to impairment of carrying value under SAP.

(iii) The Investment Assets comply in all material respects with, and Seller has made available to Buyer complete and correct copies of, the investment guidelines and policies and the hedging guidelines with respect to the Company’s business as of the date hereof (collectively, the “Investment Guidelines”) and applicable Law. No changes have been made to the Investment Guidelines on or after January 1, 2025 through the Closing Date.

Section 3.17 Environmental Matters. (i) The Company is, and has been for the past six (6) years, in compliance in all material respects with all applicable Environmental Laws; (ii) the Company maintains, and is in compliance in all material respects with, all material permits required by applicable Environmental Laws for the ownership and use of its assets and properties and the conduct of its business as currently operated; (iii) during the three (3) years immediately prior to the date hereof, the Company has not received any written notice regarding any actual or alleged material violation by the Company of, or material Liabilities of the Company under, applicable Environmental Laws, which notice remains unresolved; (iv) Company has not treated, disposed of or released any Hazardous Materials on the Leased Real Property in quantities or in concentrations that require remediation by the Company pursuant to applicable Environmental Laws, where the cost of such remediation would reasonably be expected to result in a material Liability to the Company under Environmental Laws and (v) there are no Proceedings pending against the Company under applicable Environmental Laws which, if adversely determined, would reasonably be expected to result in a material Liability of the Company, and the Company is not subject to any outstanding Order of any Governmental Entity under applicable Environmental Laws which would reasonably be expected to result in a material Liability to the Company.

Section 3.18 Title to Assets. The Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material assets (whether real, personal, tangible or intangible) that are used by the Company, free and clear of all Liens other than Permitted Liens.

Section 3.19 Condition of Assets. All equipment and vehicles listed therein are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business, and no defects in any of the foregoing exist which would reasonably be expected to materially impair the business of the Company as currently conducted.

Section 3.20 Affiliate Transactions. Except for employment relationships, the provision of compensation and benefits to employees of the Company, Schedule 3.20 sets forth a list of all arrangements, transactions, services provided to the Company by its Affiliates and by the Company to its Affiliates. Except for employment agreements, the Governing Documents of the Company, or as disclosed in Schedule 3.20, there are no loans, Leases, commitments, guarantees, agreements, Contracts or other transactions or arrangements (oral or written) between the Company, on the one hand, and any Affiliate thereof (other than Affiliates that are members of the Company) or any current or former director, officer, stockholder/equity holder, or employee of the Company or any immediate family member or Affiliate of any of the foregoing, on the other hand. Except as set forth on Schedule 3.20, no Seller officer, director, manager or Affiliate of the Company or any of their respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Company, including any counterparty to any Contract set forth on Schedule 3.9.

Section 3.21 Accounts Receivable. The Accounts Receivable outstanding on the date hereof represent sales actually made or services actually performed or to be performed in the Ordinary Course of Business in bona fide, arms-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with applicable Laws. The Company has not factored or discounted, or agreed to factor or discount, any Accounts Receivable, except as would not be expected to be material to the Company, taken as a whole.

Section 3.22 Data Privacy.

(a) The Company is, and at all times in the last four (4) years has been, in compliance in all material respects with (A) Privacy and Data Security Requirements; and (B) all provisions of Contracts to which the Company is a party applicable to the Processing of Personal Data (collectively, “Privacy Agreements”). The Company has implemented written policies relating to Processing of Personal Data and information security, including, a publicly posted website privacy policy, a written information security policy, and an incident response plan (“Privacy and Information Security Policies”). The Company is, and in the last four (4) years has been, in material compliance with all such Privacy and Information Security Policies. The Company does not, and in the past four (4) years has not, accepted payment cards as a method of payment or stored or processed payment card data and is not subject to the Payment Card Industry Data Security Standard.

(b) The Company maintains and at all times in the last four (4)) years has maintained commercially reasonable measures, including administrative, technical and physical security to protect the confidentiality, integrity, and security of all Company Data in its possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(c) In the last four (4) years, the Company has not experienced any material Security Incident. The Company has not provided any notices to, nor has it been legally required to provide any such notices, to any Person as a result of any Security Incident. To the Knowledge of the Company, no third-party processing Company Data on behalf of the Company has experienced a Security Incident affecting Company Data. Neither the Company nor any third party acting at its direction or authorization has paid any perpetrator of any actual or threatened Security Incident, including any ransomware or denial of service attack.

(d) The Company has provided notification to, and obtained consent from, Persons regarding the processing of their Personal Data where such notice of consent is required by Privacy and Data Security Requirements. The Company has collected all Personal Data in accordance with all Privacy Requirements. The Company has provided all notices to and obtained all consents, in each case as required by Privacy Requirements, in connection with online tracking or similar technology. There has been no interception or processing of electronic communication or other information in violation of any Privacy Requirements by or for the Company.

(e) Neither the execution, delivery, or performance of this Agreement or the other operative documents nor the consummation of the transactions contemplated in this Agreement will violate any Privacy Requirements or require the Company to provide a notice to or obtain a consent from any Person.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller is qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement. Seller has the limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or as contemplated by this Agreement, to become a party and to consummate the transactions contemplated hereby and thereby. No other limited liability company proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is, or as contemplated by this Agreement, to become a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which it is, or as contemplated by this Agreement, to become a party has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Ownership. Seller holds all of the Interests free and clear of all Liens other than Securities Liens. Except as set forth on Schedule 4.2, Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Interests or (b) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Interests.

Section 4.3 Noncontravention. The consummation of the transactions contemplated hereby by Seller do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, (e) result in the creation of any Lien upon the Interests under, or (f) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Certificate of Formation or Limited Liability Company Agreement of Seller, or any Law, order or Contract to which Seller is bound or subject.

Section 4.4 Litigation. There is no Proceeding pending before any Governmental Entity, against or affecting Seller or any of its properties or rights with respect to the transactions contemplated hereby.

Section 4.5 Brokerage. Except for amounts owed to J.P. Morgan in connection with the transactions contemplated by this Agreement and other arrangements for which Seller shall be solely responsible or which will be included in the calculation of Estimated Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1 Organization; Authority; Enforceability. Buyer is a corporation duly formed under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Brokerage. Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 5.3 Litigation. There is no Proceeding pending before any Governmental Entity, against or affecting Buyer or any of its properties or rights with respect to the transactions contemplated hereby.

Section 5.4 Solvency. After giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer and the Company will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 5.5 Noncontravention. The consummation of the transactions contemplated hereby by Buyer do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of Buyer, or any Law, order or Contract to which Buyer is bound or subject. To the Knowledge of Buyer, no fact or circumstance relating to Buyer or its Affiliates (including their plans for funding the purchase of the Interests or financing or operating the Company after the Closing) or the investors in Buyer or its Affiliates, exists that would render Buyer or its Affiliates, as applicable, unable promptly to obtain any approval, authorization or consent of any Governmental Entity required to be obtained to consummate the transactions contemplated hereby, or prevent or delay the granting of any such approval, authorization or consent.

Section 5.6 Investment Intent.

(a) Buyer understands and acknowledges that the acquisition of the Interests involves substantial risk. Buyer and its representatives have experience as investors in Equity Interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Interests.

(b) Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Interests, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Buyer understands and acknowledges that the Interests have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Interests and that there can be no assurance that a public market will develop.

Section 5.7 Funds. Buyer understands and acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. As of the date hereof and as of the Closing Date, Buyer will have sufficient unrestricted cash on hand or other sources of immediately available funds to enable Buyer to purchase the Interests at the Closing in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby, including any adjustment payments to the Initial Purchase Price pursuant to Section 2.4. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 5.8 Competing Assets. Except as listed on Schedule 5.8, neither Buyer nor any of its Affiliates hold five percent (5%) or more of the voting securities or non-corporate interests of any entity that directly competes with the Company; as of the date hereof, neither Buyer nor any of its Affiliates have entered into any agreements to acquire five percent (5%) or more of the voting securities or non-corporate interests of any entity that directly competes with the Company, and, as of the date that is twenty-five (25) Business Days following the date hereof, neither Buyer nor any of its Affiliates has agreed to submit the Notification and Report Form under the HSR Act to acquire five percent (5%) or more of the voting securities or non-corporate interest of any entity that directly competes with the Company.

Section 5.9 No Other Representations or Warranties. In entering into this Agreement, Seller and the Company has each relied solely upon the specific representations and warranties expressly made by Buyer in Article V, Seller (for itself and on behalf of the Seller Indemnified Parties and its Affiliates) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Buyer and its Affiliates hereby specifically disclaim any such other representation or warranty made by any Person. Without limiting the generality of the foregoing, (i) Buyer makes no representation or warranty regarding any third party beneficiary rights and (ii) none of the documents, information or other materials provided to Seller or the Company at any time or in any format by Buyer or any of its Affiliates or representatives constitute legal advice, and Seller waives all rights to assert that it received any legal advice from Buyer or any of its Affiliates, or any of their respective representatives or counsel, or that it had any sort of attorney client relationship with any of such Persons.

Section 5.10 Customers and Suppliers. Neither Buyer nor any of its respective employees, agents, representatives, financing sources or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any officer, director, employee, shareholder, supplier, distributor, customer or other material business relation of the Company prior to the date hereof for the purposes of discussing one or more members of the Company in connection with the transactions contemplated hereby.

Section 5.11 Compliance with Applicable Laws. Buyer is and has been in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to impair materially the ability of Buyer to consummate any of the transactions contemplated hereby. Buyer has not received any written notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of Buyer to comply with, any applicable Laws, in each case other than any such item that would not, individually or in the aggregate, reasonably be expected to impair materially the ability of Buyer to consummate any of the transactions contemplated hereby.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1 Interim Covenants.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, the Company shall, without limiting Section 6.1(c) below, use its commercially reasonable efforts to conduct its businesses in the ordinary course of business, and, without limiting the generality or effect of the foregoing, use its commercially reasonable efforts to: (a) preserve intact its business organization, (b) keep available the services of its officers and employees, (c) continue in full force and effect without material modification all Policies, (d) pay its Indebtedness and trade and other accounts payable punctually when and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under all Laws and Contracts listed on Schedule 3.9, (e) maintain its relationships and goodwill with suppliers, customers, landlords, employees, agents and others having business relationships with it, (f) preserve in all material respects its present properties and its tangible and intangible assets, except, in each case, as otherwise expressly contemplated by this Agreement

(including Section 6.1(b) below) or in connection with the transactions contemplated hereby, as set forth on Schedule 6.1(c) or as consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned).

(b) Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VII and (y) the Closing Date (the “Pre-Closing Period”), unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by this Agreement, (i) the Company shall operate its business in the Ordinary Course of Business, (ii) the Company shall not take or omit to take any action that would have required disclosure pursuant to Section 3.6 if such action had been taken after the date of the Latest Balance Sheet and prior to the date of this Agreement, and (iii) the Company shall not release any amount of reserves for net unpaid loss and loss adjustment expense obligations of the Company under the terms of its surety contracts and agreements (the “Net Carried Reserves”) to the extent such release would cause the Net Carried Reserves on the Closing Date (as estimated by the Company, in good faith, on the Closing Date) to be lower than the Central Reserve Estimate Amount after such release; provided that in the event the Net Carried Reserves on the Closing Date (as finally determined pursuant to this Section 6.1(b)) is less than the Central Estimate Amount, the Seller shall contribute or cause to be contributed, within three (3) Business Days after the determination of the Net Carried Reserves on the Closing Date, an amount equal to (i) the Central Reserve Estimate Amount minus (ii) the Net Carried Reserves on the Closing Date. For such purpose and for purposes of Section 6.1(b)(iii), at least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer an estimated Net Carried Reserves amount, determined using the same methodology as those used by the Actuary in its Actuarial Report on Loss and Loss Adjustment Expense Reserves of the Company as of December 31, 2024 and the final Net Carried Reserves amount as of the Closing Date shall be determined pursuant to the procedures set forth in Section 2.4, mutatis mutandis; provided that, in the event of a dispute between the Parties, the Accounting Firm shall be a nationally recognized actuarial firm mutually acceptable to Buyer and Seller (which, for the avoidance of doubt, may be the same Accounting Firm selected by the Parties for purposes of Section 2.4).

(c) Certain Covenant Limitations. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (i) give Buyer, directly or indirectly, the right to control or direct in any manner the operations of the Company prior to the Closing; or (ii) prohibit or restrict the Company from taking any of the actions set forth on Schedule 6.1(c).

(d) Commercially Reasonable Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6.

(e) Exclusivity. During the Pre-Closing Period, neither Seller nor the Company, nor any of their respective Affiliates, shall to, take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to any Person, other than Buyer (and its Affiliates and representatives), concerning any purchase of any interests or any merger, asset sale, contribution, recapitalization, investment in, or similar transaction involving the Company (except for dispositions of inventory and assets in the Ordinary Course of Business). From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller will, and will cause the Company to, promptly (and in any event within two (2) Business Days thereof) disclose to Buyer of any proposal or Contract that it or any of its representatives described above may receive in respect of any such transaction (except for dispositions of inventory and assets in the Ordinary Course of Business), in each case solely to the extent not prohibited by the terms of a confidential agreement or similar obligation of confidentiality between the Company and such third party, provided however that Seller shall, and shall cause the Company to, use reasonable best efforts to permit disclosure to Buyer, whether such transaction takes the form of a sale of Equity Interests, merger, reorganization, recapitalization, sale of assets or otherwise, with any Person other than Buyer, its Affiliates and their representatives.

(f) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause the Company to, afford the representatives of Buyer (including any debt financing sources) reasonable access, during normal business hours and in a manner so as not to disrupt the operations of the Company, to the properties, books and records of the Company and furnish to the representatives of Buyer such additional financial and operating data and other information regarding the business of the Company as Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Company following the Closing, in each case at the sole cost and expense of Buyer. Seller will, and will cause the Company to, use their respective commercially reasonable efforts to deliver or cause to be delivered to Buyer in a prompt and complete manner such additional instruments, documents, certificates, and opinions as Buyer may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached to this Agreement and (b) consummating or evidencing the transactions contemplated by this Agreement.

(ii) During the Pre-Closing Period, Seller shall, and shall cause the Company to, use their respective commercially reasonable efforts to provide Buyer with all cooperation as is reasonably requested by Buyer in connection with Buyer’s financing the transactions contemplated by this Agreement and causing the conditions in any instruments in connection with such Buyer’s financing to be satisfied or waived as may be customary or reasonably requested by Buyer in connection with Buyer obtaining such financing, in each case at the sole cost and expense of Buyer.

(iii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall Seller, the Company or their respective Affiliates be obligated to provide any (v) access or information in violation of any applicable Law, (w) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, in each case received prior to the date of this Agreement, (x) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Seller, the Company or any of their respective Affiliates relating to such information, (y) information the disclosure of which would cause Seller, the Company or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (z) any Tax Return prepared on a consolidated, unitary or combined bases that includes Seller or its Affiliates;

(B) the investigation contemplated by Section 6.1(f)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any of Seller, the Company or any of their respective Affiliates, and shall not include any investigation, testing, sampling, monitoring or other analysis of any soil groundwater, surface water or other environmental media, or any building materials without prior written consent of the Company; and

(C) the auditors and accountants of any of Seller, the Company or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(g) Communications. Prior to the Closing, without the prior written consent of Seller, which not be unreasonably withheld, Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any supplier, customer, distributor, contractor or employees of the Company or any Affiliate thereof, in each case in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of the Company in respect of the transactions contemplated hereby, or to otherwise discuss the business or operations of the Company and (ii) make any announcement or communication to any supplier, customer, distributor, contractor or employee of the Company.

Section 6.2 Antitrust Laws; Insurance Regulatory Applications.

(a) The Parties shall each use its reasonable best efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all requirements of Government Entities applicable to the transactions contemplated hereby and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities (the “Regulatory Approvals”) and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated hereby;

provided that Buyer shall be responsible for the costs (including any license or other fees and expenses, but excluding any attorney or other consultant fees incurred by any other Party) associated with obtaining any such consents or waivers from such other third parties or the replacement of the rights to which any such consents or waivers relate. In connection therewith, Seller and Buyer shall use reasonable best efforts to make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated hereby, to provide and to cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request, to take and to cause their respective Affiliates to take all steps that are reasonably necessary, proper or advisable to avoid any Proceeding by any Governmental Entity with respect to the transactions contemplated hereby, and, subject to Section 6.2(d) hereof, to defend or contest in good faith any Proceeding by any third party (including any Governmental Entity), whether judicial or administrative, challenging any of this Agreement, any other document contemplated hereby or the transactions contemplated hereby or thereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated hereby any Governmental Entity.

(b) In furtherance of and without limiting the generality of the foregoing, within 25 Business Days after the date hereof, (i) Buyer shall file, and shall cause its Control Persons to file, a “Form A” application for approval of acquisition of control of the Company, together with all required exhibits, information, affidavits, and certificates, with the Louisiana Department of Insurance. Subject to restrictions under applicable Law, Seller and Buyer shall promptly (and in no event later than four (4) Business Days after receipt) advise each other upon receiving any non-ministerial communication from any Insurance Regulator whose Regulatory Approval is required for consummation of the transactions contemplated by this Agreement, including, subject to redaction of personally identifiable or legally privileged information, promptly furnishing each other copies of any written or electronic communications. A reasonable time prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated hereby (which, with respect to the initial submission of the Form A application, shall be no less than four Business Days), Buyer shall furnish Seller with a copy thereof, and Seller shall have a reasonable opportunity to provide comments thereon, which comments shall be considered by Buyer in good faith. Subject to the foregoing, Buyer shall respond promptly, and shall cause its Control Persons to respond promptly, to any request by a Governmental Entity (including any Insurance Regulator) for any additional or supplemental information and documentary material in connection therewith.

(c) In furtherance of and without limiting the generality of the foregoing, each of Buyer, Seller and the Company will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than thirty (30) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) respond as promptly as practicable to any requests for additional information and documentary material, including any Second Request, from a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable.

The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from transactions contemplated hereby, then the Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). Buyer shall, and shall cause its Affiliates to, pay all fees, including all filing fees under the HSR Act and other Antitrust Laws, or make other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or orders.

(d) Each of Buyer, Seller and the Company shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.2(d), each of Buyer, Seller and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, but subject to the other terms and conditions of this Section 6.2(d), Buyer, Seller and the Company agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible ; provided, however, that Buyer’s reasonable best efforts, for purposes of this Section 6.8, shall not include (i) initiating, joining, defending, contesting objecting to, or appealing, any claims, suits, petitions to deny, objections, proceedings, investigations, orders, injunctions, decrees or other actions, whether judicial or administrative and whether brought under any Antitrust Law by a Governmental Entity or any third party challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or materially delay the consummation of the transactions contemplated by this Agreement, (ii) offering, negotiating, agreeing to, consenting to, executing or effecting settlements, undertakings, consent decrees, stipulations or other agreements concerning the conduct of the business or operations of Buyer, its Subsidiaries or Affiliates, or the Company, (iii) offering, negotiating, agreeing to, consenting to, or effecting the sale, divestiture, license, transfer, disposal or other conveyance of any assets, businesses or interests of Buyer, its Subsidiaries or Affiliates, or the Company, (iv) offering, negotiating, agreeing to, consenting to, or effecting the creation, termination, relinquishment, modification or waiver of relationships, ventures, contractual rights, obligations or other arrangements of Buyer, its Subsidiaries or Affiliates, or the Company, or (v) taking or committing to take actions that would limit the freedom of action of Buyer, its Subsidiaries or Affiliates with respect to, or its or their ability to retain, operate, own or manage, one or more of its or their assets, businesses or interests.

(e) The Company and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between the Company or Buyer (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. The Company, on the one hand, and Buyer, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference, or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, unless prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate. If reasonably necessary to protect privilege, ensure compliance with law, or prevent disclosure of confidential information, the Parties may exchange documents or information pursuant to this Section 6.2 for outside counsel only.

Section 6.3 R&W Insurance Policy.

(a) Buyer has acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of a buyer-side representation and warranty insurance policies (collectively, the “R&W Insurance Policy”), attached as Exhibit K, naming Buyer or its applicable Affiliate as the “named insured” and the Buyer Indemnified Parties as additional insureds. The R&W Insurance Policy shall contain no entitlement to subrogation of rights of recovery against Seller except in the case of Fraud.

(b) In connection with the R&W Insurance Policy, Buyer covenants and agrees not to, and to ensure that its Affiliates, officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action), in each case in a manner adverse to Seller, the effect of which would, or would reasonably be expected to, void, impair or otherwise abrogate any of the coverages provided or made available pursuant to or under the R&W Insurance Policy. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid 50% by Buyer, and 50% by Seller (as a Transaction Expense) at or prior to the Closing. From and after the Closing, to the extent requested in writing, Seller shall, and shall cause its Affiliates to, at Buyer’s sole cost and expense, use good faith efforts to reasonably cooperate with the Buyer Indemnified Parties in connection with any claim made by such Person under the R&W Insurance Policy.

Section 6.4 No Survival; Exclusive Remedy.

(a) None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any document, certificate, statement or instrument delivered pursuant to or contemplated by this Agreement) shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed, in each case except in the event of Fraud. No Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder, in each case except in the event of Fraud.

(b) Buyer acknowledges and agrees that, from and after the Closing (except for claims with respect to Company or Seller Fraud), the remedies provided in Section 2.4 and Section 6.4(a) shall be the sole and exclusive remedies for any and all claims against any Party to the extent arising under, out of, related to or in connection with this Agreement, including with respect to the Comprehensive Environmental Response, Compensation and Liability Act. Without limiting the generality of the foregoing and subject to this Section 6.4, Section 6.14, Article VII and Section 8.9, each of Buyer and Seller hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (except for claims with respect to Company or Seller Fraud) respective Affiliates may have against the other Party, any of its Affiliates or any of its or their respective representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity. Notwithstanding the foregoing, nothing in this Section 6.4(b) shall limit or prohibit Buyer’s ability to make claims under (i) the R&W Insurance Policy, or (ii) the Ancillary Agreements.

Section 6.5 Certain Tax Matters.

(a) Seller shall prepare or cause to be prepared and file or cause to be filed, in each case, any Tax Return of (or including) the Company for any Pre-Closing Tax Period that is required to be filed before the Closing Date (taking into account applicable extensions). Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’s past practices (to the extent applicable), except to the extent otherwise required by applicable Law. In the case of any such Tax Return that is prepared on a separate company basis and does not include Seller, Seller shall provide a draft to Buyer for its review Tax Returns for Income Tax, not later than fifteen (15) days prior to the due date for filing such Tax Returns (including extensions). Seller shall consider Buyer’s comments thereon in good faith.

(b) The determination of the Final Purchase Price shall be made without regard to any of the following actions by Buyer or its Affiliates (including the Company) after the Closing: (i) filing, amending or otherwise modifying any Tax Return of the Company for a Pre-Closing Tax Period, (ii) making or changing any Tax election or accounting method or practice solely with respect to, or that solely has retroactive effect to, any Tax period of the Company ending on or prior to the Closing Date, or (iii) initiating any voluntary contact with a Taxing Authority (including any voluntary disclosure process) regarding any Pre-Closing Tax Period of the Company.

(c) Each Party shall use commercially reasonable efforts to cooperate (and cause its Affiliates to use commercially reasonable efforts to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.5 and any Tax Contest with respect to Taxes and payments in respect thereof. Such cooperation shall include commercially reasonable efforts to provide of records and information which are reasonably relevant to any such Tax Contest and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall use commercially reasonable efforts to furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax Contest. Following the Closing, Buyer agrees to retain all Tax Returns and other books and records with respect Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(d) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be borne fifty percent (50%) by Buyer, on the one hand, and Seller, on the other hand. The party customarily responsible under applicable Law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller and Buyer will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(e) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes of the Company for a Straddle Period, (i) Taxes of the Company, as applicable, including Taxes based on or measured by income, gross or net sales, or payments or receipts (but excluding Taxes described in clause (ii)) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the end of the Closing Date and (ii) any real or personal property and other ad valorem Taxes shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis.

(f) Buyer shall not, and shall cause its Affiliates (including the Company) not to, make any election under Section 338 or 336 of the Code (or any similar provision under state, local or non-U.S. Law) with respect to the acquisition of the Company pursuant to this Agreement.

Section 6.6 Press Release. Except as required by applicable Law, any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Except in connection with the procurement of any necessary consents, approvals, Payoff Letters and similar documentation, the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law and except that the Parties may disclose such terms to their respective accountants, legal advisors, equityholders and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

Section 6.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided; however, that fees, costs and expenses incurred in respect of the financing by Buyer and its Affiliates of the transactions contemplated hereby shall be borne solely by Buyer.

Section 6.8 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.9 Mutual Release. Effective upon the Closing, (i) Seller shall release and discharge Buyer, its Affiliates and the Company and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns (each, a “Buyer Released Party”) from any and all obligations and Liabilities to Seller as an equityholder (whether directly or indirectly) of the Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Seller shall not seek to recover any amounts in connection therewith from any Buyer Released Party and (ii) Buyer, its Affiliates and the Company shall release and discharge Seller and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns, from any and all obligations and Liabilities of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Buyer shall ensure that the Company shall not seek to recover any amounts in connection therewith from Seller or of its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors or assigns; provided, that this Section 6.9 shall not affect the rights of Seller, Buyer or the Company under this Agreement or any Ancillary Agreement.

Section 6.10 Directors and Officers.

(a) Buyer acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager of the Company (collectively, with such Person’s heirs, executors or administrators, the “D&O Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the D&O Indemnified Persons’ rights, or the Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing. In the event Buyer or the Company or any of their successors or assigns, (x) consolidates with or merges into any other Person or (y) transfers all or substantially all of its properties or assets to any Person, then in each such case, Buyer shall use commercially reasonable efforts to cause proper provision to be made so that the successors and assigns of Buyer or the Company or any of their successors or assigns assume the obligations set forth in this Section 6.10(a). For the avoidance of doubt, any assumption of the obligations set forth in this Section 6.10(a) shall not relieve Buyer or the Company of any of their successors or assigns from their obligations set forth in this Section 6.10(a).

(b) At or prior to the Closing Date, the Company shall purchase (such cost and expense to be borne 50% by Buyer, and 50% by Seller (as a Transaction Expense)) and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run‑off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Seller.

Section 6.11 Access to Books and Records. For a period of six (6) years immediately following the Closing (except pursuant to the Company’s bone fide record and archive retention policies as in effect prior to the Closing), Buyer and its Affiliates shall (at its or their sole expense) make or cause to be made available to Seller all books, records and documents of the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (b) preparing reports to Governmental Entities or (c) such other purposes for which access to such documents is determined by such Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement, or the determination of any matter relating to the rights and obligations of Seller or any of their Affiliates under this Agreement and any documents referred to herein. Buyer shall (at its sole expense) cause the Company to maintain and preserve all such, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller, at the end of any such period. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide any access or information to Seller, their Affiliates or any of their respective representatives which Buyer reasonably believes it or, after the Closing, the Company is or are prohibited from providing to Seller, their Affiliates or their respective representatives by reason of applicable Law, which, for the avoidance of doubt, (A) constitutes or allows access to information protected by attorney-client privilege, or which Buyer or the Company is required to keep confidential or (B) could prevent access by reason of a Contract with a third party or which would otherwise expose Buyer, any of its Affiliates (including, after the Closing, the Company) to a material risk of Liability.

Section 6.12 Insurance. Buyer shall be solely responsible from and after the Closing for providing insurance to the Company and its business for events or occurrences occurring after the Closing. Buyer acknowledges that all insurance arrangements maintained by Seller and its Affiliates (other than the Company) for the benefit of the Company and its Affiliates, if any, will be terminated as of the Closing and no further business interruption, property or Liability shall be covered under any such insurance arrangements.

Section 6.13 Employee Matters. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause the Company to,

provide each employee of the Company (“Continuing Employees”) with a base annual salary or wage rate that substantially similar to the base annual salary or wage rate that is in effect for such Continuing Employee immediately prior to the Closing Date, bonus and incentive compensation opportunities that are substantially similar to the bonus and incentive compensation opportunities provided to such employees immediately prior to the Closing Date and employee benefits that are comparable in the aggregate to the benefits provided under the Company Employee Benefit Plans. Buyer further agrees that, from and after the Closing Date, Buyer shall, or shall cause the Company to, grant each Continuing Employee with credit for any and all service with the Company (and any predecessor thereof) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer, the Company or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall, or shall cause the Company to use commercially reasonable efforts to, (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of the Company, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan. Notwithstanding anything to the contrary herein, Buyer and the Company shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. The Company shall adopt written resolutions of its board of directors terminating the Company Retirement Savings Plan (the “401(k) Plan”) effective as of the day immediately preceding the Closing Date, but contingent on the occurrence of the Closing fully fund all employer contributions (with 1000 hour and last day requirement waived) and terminate its 401(k) plan by proper board action and plan amendments effective no later than the day before the Closing Date, and shall fully fund all employer contributions (with 1000 hour and last day requirement waived). Buyer shall use commercially reasonable effort to establish or make available to Continuing Employees a replacement 401(k) plan effective as of the Closing Date and shall cause such plan to accept rollovers of account balances (including outstanding plan loans) of Continuing Employees from the 401(k) Plan, at the Continuing Employee’s election.

Section 6.14 Investigation by Buyer; No Other Representations; Non-Reliance of Buyer. Buyer has substantial familiarity with the business of the Company and fully understands the risks inherent therewith. Furthermore, Buyer (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources) has conducted an independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and Buyer, its Affiliates and their advisors and representatives have had access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Buyer has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or Seller or any of the Company’s or Seller’s employees, directors, managers, officers, representative of any other Person, and, except for the specific representations and warranties expressly made by the Company and Seller in Article III and Seller in Article IV (in each case, as modified by the Disclosure Schedules) and the representations and warranties in the Ancillary Agreements, Buyer (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources): (a) specifically acknowledges that neither the Company, Seller nor any other Person is making nor has made any representation or warranty, expressed or implied, at law or in equity, in respect of Seller, the Company or the Company’s business, assets, risks and other incidents of the Company, Liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets and whether the Company possesses sufficient real property or personal property to operate its business, the nature or extent of any Liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Buyer or its Affiliates or their advisors or representatives or made available to Buyer, its Affiliates or their advisors or representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and the Interests are being transferred through the sale of the Interests “as is, where is, with all faults”; (b) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company, Seller and its Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) specifically disclaims any obligation or duty by the Company, Seller or any of its Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV and (d) specifically acknowledges Buyer is entering into this Agreement and acquiring the Interests subject only to the specific representations and warranties set forth in Article III and Article IV and in the Ancillary Agreements. Without limiting the generality of the foregoing, (i) neither the Company nor Seller makes any representation or warranty regarding any third party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for the Company or any of their Affiliates, even if the same were made available for review by Buyer or its Affiliates or representatives and (ii) none of the documents, information or other materials provided to Buyer at any time or in any format by the Company, Seller or any of their Affiliates or representatives constitute legal advice, and Buyer waives all rights to assert that it received any legal advice from the Company, Seller or any of their Affiliates, or any of their respective representatives or counsel, or that it had any sort of attorney‑client relationship with any of such Persons. Seller makes no express or implied representation or warranty hereby or otherwise under this Agreement that the reserves held by or on behalf of the Company or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible or whether such reserves were calculated, established or determined in accordance with any actuarial, statutory or other standard, or concerning any financial statement “line item” or asset, liability or equity amount that would be affected by any of the foregoing.

Section 6.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that no party to any Ancillary Agreement shall be deemed a Non-Party Affiliate with respect to such documents to which it is a party. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 6.15.

Section 6.16 Termination of Affiliate Agreements. Subject to Section 6.10, prior to or concurrently with the Closing, the Company shall terminate all Contracts between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, in each case solely to the extent set forth on Schedule 2.6(b)(v)(H) and existing at the Closing without any further liability or obligation of the Company thereunder.

Section 6.17 Section 280G. Prior to the Closing Date, the Company shall use reasonable best efforts to (a) secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval by the shareholders of the Company entitled to vote on such matters the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Buyer shall provide the Company no later than ten (10) days prior to the Closing Date with all information reasonably necessary to determine whether any benefits provided under any agreement negotiated or entered into by or on behalf of the Buyer or any of its Affiliates, when combined with any other payments or benefits, could constitute “parachute payments” pursuant to Section 280G of the Code (including summaries of any such arrangements and calculations as to the value of any such arrangements for purposes of Section 280G of the Code). The Company shall not pay or provide or permit any disqualified individual to retain any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the shareholders of the Company as contemplated above. No later than five (5) days before the Closing Date, the Company shall provide to Buyer or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate all of Buyer’s reasonable comments. Prior to the Closing Date, the Company shall deliver to Buyer evidence that (x) a vote of the Company’s shareholders was obtained in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be retained, paid or provided. Notwithstanding anything to the contrary in this Section 6.17, to the extent Buyer has provided misinformation, or Buyer’s omission of information has resulted in misinformation, with respect to any “parachute payments”, there shall be no breach of this Section 6.17 with respect to any payment or benefit provided to any “disqualified individual” with respect to whom such misinformation or omission was provided

Section 6.18 Company IT. Prior to the Closing, the Seller shall, and shall cause the Company to, use their respective reasonable best efforts to (i) transition the Company’s Systems and data to a cloud-based storage platform (the “Cloud Platform”) with a provider and on such other terms as are reasonable approved by Buyer in writing, and (ii) transfer all Company Systems and data to such Cloud Platform and remove such Company Systems and data from any other server or storage system.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such Law, order or other action;

(c) by either Seller or Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before the date which is five (5) months following the date of this Agreement (the “Outside Date”); provided, that if the failure to consummate the transactions contemplated hereby by the Outside Date is a result the failure to obtain the requisite approval by the Louisiana Department of Insurance of the transactions contemplated hereby, then, the Outside Date shall automatically be extended once for an additional two (2) month period thereafter; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to (i) any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement where such breach primarily resulted in the failure of the consummation of the transactions contemplated by this Agreement.

(d) by Seller, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(c) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Seller, cannot be cured or has not been cured by the earlier of the Outside Date and 10 Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Seller if the Company or Seller is then in material breach of this agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 2.6(b)(i) or Section 2.6(b)(ii) to be satisfied;

(e) by Buyer, if the Company or Seller breaches in any material respect any of its representations or warranties contained in this Agreement or the Company or Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(b) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Seller by Buyer, cannot be cured or has not been cured by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Buyer if Buyer is then in material breach of this Agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 2.6(c)(i) or Section 2.6(c)(ii) to be satisfied; and

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 6.6, Section 6.7, this Section 7.2 and Article VIII of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its willful breach of the terms of this Agreement prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, which shall be deemed in such event to be damages of the non-breaching Party) or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement.

Article VIII
MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 8.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), sent by email (with no “bounce back” or similar error message) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid), or (b) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Buyer and Seller shall be sent to the addresses indicated below:

Notices to Seller, and prior to the Closing, the Company:	with a copy to (which shall not constitute notice):
BCP Surety Group Sole Member, LLC 400 Convention Street, 10th Floor Baton Rouge, Louisiana 70802 Attention: General Counsel Email: lucie@bernhardcapital.com	Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Attention: William J. Benitez, P.C.; Claire Campbell, P.C. Email: william.benitez@kirkland.com; claire.campbell@kirkland.com
Notices to Buyer, and following the Closing, the Company:	with a copy to (which shall not constitute notice):
Palomar Insurance Holdings, Inc. c/o Palomar Holdings Inc. 7979 Ivanhoe Ave, #500, La Jolla, CA 92037 Attention: Kyle Morgan; Evan DeDominicis Email: kmorgan@plmr.com; ededominics@plmr.com	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 Attention: Richard Bull; Jason Juall Email: richard.bull@dlapiper.com; Jason.Juall@us.dlapiper.com

Section 8.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided further that Buyer may, without the consent of any other Party, assign their rights hereunder (i) to any of its Controlled Affiliates (although no such assignment shall relieve Buyer of its obligations to the other Parties) or (ii) for collateral security purposes to any lender providing financing to Buyer in connection with the consummation of the transactions contemplated hereby.

Section 8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article”, “this Section”, “this clause”, and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires. The word “or” has the inclusive meaning “and/or” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation”. References to “written” or “in writing” include in electronic form. The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. All references to “$”, “U.S. Dollars”, “Dollars” and “dollars” and other monetary figures shall be deemed to refer to United States currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under the GAAP or SAP, as applicable. Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days,” and the terms “year” and “years” mean and refer to calendar years. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless the context otherwise requires, any reference to (a) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities, (ii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder and (iii) any Contract or Law shall be deemed to refer to such Contract or Law as amended, restated, supplemented or otherwise modified from time (and in the case of any Contract, in accordance with the terms hereof or thereof, as applicable), and in effect at any given time (and in the case of any Law, to any successor provisions). The phrases “delivered”, “provided”, “furnished”, “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of Seller or any of its Affiliates (including the Company), posted at least 24 hours prior to the execution and delivery of this Agreement to the Data Room). The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 8.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts, including email or other digital format, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email or other digital format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other digital format as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice‑of‑law or conflict‑of‑law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE (OR IF, BUT ONLY IF, SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, ANOTHER STATE COURT SITTING IN THE STATE OF DELAWARE) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. Nothing in this Section 8.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party may be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 8.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Buyer Indemnified Parties, the Seller Indemnified Parties, the D&O Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).

Section 8.11 Legal Representation. Seller, Buyer and the Company hereby agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent Seller or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each of Buyer and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer and the Company each acknowledge that the foregoing provision applies whether or not K&E provides legal services to the Company after the Closing Date. Each of Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Seller and may be exclusively controlled by Seller and shall not pass to or be claimed by Buyer or the Company, and from and after the Closing none of Buyer, the Company or any Person purporting to act on behalf of or through Buyer, the Company or any of the Waiving Parties, will seek to obtain the same by any process except as may be requested by any Governmental Entity or pursuant to applicable civil process or discovery rules. From and after the Closing, each of Buyer and the Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among K&E, the Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than Seller, on the other hand, Buyer and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor the Company may waive such privilege without the prior written consent of Seller.

Section 8.12 Schedules. All Schedules, including the Disclosure Schedules, and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Disclosure Schedules shall be deemed disclosed in each other Section of the Disclosure Schedules to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section of the Disclosure Schedules. The headings contained in the Schedules (including the Disclosure Schedules) are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or the Agreement. The Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Where only brief particulars of a matter are set out or referred to in the Disclosure Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed to the extent such particulars are not material to the disclosure. The information contained in the Disclosure Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Disclosure Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

* * * * *

Each of the undersigned has caused this Equity Purchase Agreement to be duly executed as of the date first above written.

BUYER:
Palomar Insurance Holdings, Inc.

By: /s/ David McDonald Armstrong
Name: David McDonald Armstrong
Title: Chief Executive Officer

THE COMPANY:
THE GRAY CASUALTY & SURETY COMPANY

By: /s/ Cullen Piske
Name: Cullen Piske
Title: President

SELLER:
BCP SURETY GROUP SOLE MEMBER, LLC

By: /s/ Jeffrey Koonce
Name: Jeffrey Koonce
Title: Authorized Signatory